Exhibit 2.1

Ariel Dujovne,

Fiducie Pega,

1411179 Canada Inc.,

Enrique Garcia-Belenguer,

Fiducie Familiale EGB,

Fady Rayes,

Fiducie Fady Rayes,

and

James Edward Orsak

as Vendors

and

ORTHOPEDIATRICS CANADA ULC

as Purchaser

and

OrthoPediatrics Corp.

as Solidary Co-Debtor

SALE AND PURCHASE AGREEMENT

June 13, 2022

TABLE OF CONTENTS

Article 1 INTERPRETATION		2
1.1	Defined Terms	2
1.2	Gender and Number	14
1.3	Headings, etc.	14
1.4	Currency	14
1.5	Accounting Terms	14
1.6	Incorporation of Exhibits	14
Article 2 purchased shares AND PURCHASE PRICE		15
2.1	Purchase and Sale	15
2.2	Purchase Price	15
2.3	Estimated Closing Consideration	15
2.4	Creditor’s Pay-Out Letters	16
2.5	Payment at Closing	17
2.6	Closing Date Balance Sheet	17
2.7	Payment of the Post-Closing Adjustment	19
2.8	Tax Election	20
2.9	Solidary Obligations	20
Article 3 REPRESENTATIONS AND WARRANTIES OF VENDORS		21
3.1	Representations and Warranties as to Vendors	21
3.2	Representations and Warranties as to the Corporation	23
3.3	Representations and Warranties as to 113	33
3.4	No Other Representations or Warranties; No Reliance	35
Article 4 REPRESENTATIONS AND WARRANTIES OF OP and PURCHASER		36
4.1	Representations and Warranties of OP and Purchaser	36
4.2	Investigation	38
Article 5 PRE-CLOSING COVENANTS OF THE PARTIES		38
5.1	Operation of the Business	38
5.2	Negative Covenant in respect of the Corporation	38
5.3	Negative Covenant in respect of 113	40
5.4	Limited Access by Purchaser	40
5.5	Confidentiality	40
Article 6 CONDITIONS OF CLOSING		41
6.1	Conditions of Closing	41
6.2	Conditions for the Benefit of Purchaser	41
6.3	Termination by Purchaser	43
6.4	Conditions for the Benefit of Vendors	44
6.5	Termination by Vendors	45
6.6	Financial Capacity	46

(ii)

Article 7 CLOSING		46
7.1	Date, Time and Place of Closing	46
Article 8 POST-CLOSING COVENANTS		46
8.1	Further Assurances	46
8.2	Purchaser's Assistance to Vendors	46
8.3	Tax Filings	46
8.4	Securities Act Compliance	48
8.5	Other Covenant.	50
Article 9 INDEMNIFICATION; Remedies		50
9.1	Survival	50
9.2	Indemnification by Vendors	51
9.3	Indemnification by OP and Purchaser	52
9.4	Notice of Potential Claims for Indemnification	53
9.5	Third Party Claims	53
9.6	Subrogation	54
9.7	Tax Effect, Insurance and Other Recoveries	54
9.8	Miscellaneous	54
Article 10 NON-COMPETITION		56
10.1	Term	56
10.2	Non-Competition	56
10.3	Non-Solicitation of Customers	56
10.4	Non-Solicitation of Employee	57
10.5	Portfolio Exception	57
10.6	Reasonableness	57
10.7	Equitable Remedies	57
Article 11 MISCELLANEOUS		58
11.1	Appointment of Vendors’ Representative	58
11.2	Notices	58
11.3	Announcements	60
11.4	Third Party Beneficiaries	60
11.5	Expenses	60
11.6	Amendments	61
11.7	Waiver	61
11.8	No Presumption Against Drafter; Interpretation and Construction	61
11.9	Entire Agreement	62
11.10	Successors and Assigns	62
11.11	Assignment	62
11.12	Time of the Essence	62
11.13	Severability	62
11.14	Governing Law	63
11.15	Counterparts	63
11.16	Language	63

SALE AND PURCHASE AGREEMENT

Sale and Purchase Agreement made at Montréal, Quebec, this 13th day of June, 2022:

AMONG:	ARIEL DUJOVNE, executive, domiciled and residing at 244-2600 Pierre-Dupuy Avenue, Montréal QC, Canada H3C 3R6; (“Ariel”)

AND:	FIDUCIE PEGA, a trust constituted under the laws of Quebec, domiciled at 244-2600 Pierre-Dupuy Avenue, Montréal QC, Canada H3C 3R6; (“Pega Trust”)

AND:	1411179 CANADA INC., a corporation governed by the laws of Canada, having its principal place of business at 244-2600 Pierre-Dupuy Avenue, Montréal QC, Canada H3C 3R6; (“ArielCo”, and collectively with Pega Trust and Ariel, the “Dujovne Vendors”)

AND:	Enrique Garcia-Belenguer, executive, domiciled and residing at 10905 St-Urbain Street, Montréal QC, Canada H3L 2V4; (“Enrique”)

AND:	Fiducie Familiale EGB, a trust constituted under the laws of Quebec, domiciled at 10905 St-Urbain Street, Montréal QC, Canada H3L 2V4; (“EGB Trust”)

AND:	Fady Rayes, executive, domiciled and residing at 182 chemin de l’Anse, Vaudreuil-Dorion QC, Canada J7V 8P3; (“Fady”)

AND:	Fiducie Fady Rayes, a trust constituted under the laws of Quebec, domiciled at 182 chemin de l’Anse, Vaudreuil-Dorion QC, Canada J7V 8P3; (“Fady Trust”)

AND:	James Edward Orsak, executive, domiciled and residing at 390 Pappy Rd., Jasper TN United States of America 37347; (“James”, and collectively with Enrique, EGB Trust, Fady and Fady Trust, the “Minority Vendors”)

(the Dujovne Vendors and the Minority Vendors being collectively, the “Vendors”)

AND:	ORTHOPEDIATRICS CANADA ULC, an unlimited liability company governed by the laws of British Columbia; (the “Purchaser”)

AND	OrthoPediatrics Corp., a corporation governed by the laws of the State of Delaware, United States of America, (“OP”)

Article 1
INTERPRETATION

1.1	Defined Terms

As used in this Agreement, the following terms have the following meanings:

(a)	"113" means 11398741 Canada Inc., a corporation incorporated under the Canada Business Corporations Act pursuant to a Certificate of Incorporation issued on September 30, 2019.

(b)	"113 Indebtedness" means, on the Closing Date, the amount owing by 113 to Pega Trust pursuant to the share purchase agreement executed by 113, as purchaser, Ariel and Pega Trust, as vendors, and the Corporation, as intervenant, on October 1, 2019.

(c)	"113 Indebtedness to Minority Vendors" means, on the Closing Date, the amount owing by 113 to Enrique, the amount owing by 113 to Fady and the amount owing by 113 to James.

(d)	"113 Purchased Shares" means all the issued and outstanding shares owned by the Minority Vendors in 113.

(e)	“113 Shareholders Agreement” has the meaning ascribed thereto in Section 6.2(j).

(f)	"113 Statements Date" means September 30, 2021.

(g)	"113 Tax Returns" has the meaning ascribed thereto in Section 3.3(i)(i).

(h)	"Accounts Payable" means, subject to the proviso concerning outstanding cheques in the definition of "Cash", the accounts payable of the Corporation incurred before the Closing Date (including those for which invoices are received after the Closing Date) that remain unpaid on the Closing Date but relate to products purchased or services performed prior to the Closing Date.

(i)	"Accounts Receivable" means all accounts receivable, trade accounts receivable and notes receivable (other than Cash) of the Corporation due, accruing and payable to the Corporation which arise from services performed and sales made by the Corporation before the Closing Date, net of any reserve therefor and includes, without limitation, sales, goods and services, harmonized sales, use, local, value-added and excise Taxes receivable by the Corporation. Please refer to Exhibit A for illustrative purposes only, in connection with general ledger items forming part of “Accounts Receivable”.

(j)	"Adjustment Holdback" means an amount equal to $200,000 remitted to the Escrow Agent in accordance with the Escrow Agreement.

(k)	"Affiliate" of any Person means, at the time such determination is being made, any other Person controlling, controlled by, or under common control with, such first Person, in each case, whether directly or indirectly; and "control" and any derivation thereof means the ownership of more than 50% of the outstanding securities carrying the right to vote for the election of directors of a Person or the power to direct the business, management or policies of a Person, whether through the ownership of voting securities or otherwise.

(l)	"Agreement" means this sale and purchase agreement, the Disclosure Letter, and all exhibits and instruments in amendment or confirmation of it; and the expressions "Article" and "Section" followed by a number mean and refer, unless otherwise indicated herein, to the specified Article or Section of this sale and purchase agreement.

(m)	"Ariel" has the meaning ascribed thereto in the initial description of the Parties hereto.

(n)	"ArielCo" has the meaning ascribed thereto in the initial description of the Parties hereto.

(o)	"Authorization" means, with respect to any Person, any authorization, approval, consent, order, permit, certificate, waiver, license or similar authorization issued by any Governmental Entity having jurisdiction over the Person.

(p)	"Books and Records" means all books of account, tax records, Corporate Records, sales and purchase records, all files relating to employees of the Corporation, customer and supplier lists, promotional materials, formulae, business and research reports, computer software, studies, marketing plans, budgets, market data, marketing materials and all other documents, files, correspondence and other information of the Corporation relating to the Business whether in writing or electronic form.

(q)	"Business" means the production and sale of medical devices destined for the pediatric orthopedics market.

(r)	"Business Day" means any day other than a Saturday, Sunday or other day on which the principal commercial banks in Montréal, Quebec are not open for business during normal business hours.

(s)	"Capital Lease" means any lease of any property by the Corporation as lessee that, in accordance with GAAP and the Methodologies, would be required to be classified and accounted for as a capital lease.

(t)	"Cash" means cash and cash equivalents of the Corporation of any kind, including balances in deposit accounts held with banks or other financial institutions, term deposits, guaranteed investment certificates, treasury bills, marketable securities, future Tax refunds, advances to employees and shareholders and 4496884 Canada Inc., government assistance receivable and other readily liquid instruments but net of outstanding cheques (provided the liability intended to be satisfied by any such cheque shall be deemed to have been paid for all purposes hereof). Please refer to Exhibit A for illustrative purposes only, in connection with general ledger items forming part of “Cash”.

(u)	"Closing" means the completion of the transactions of purchase and sale contemplated in this Agreement.

(v)	"Closing Calculation" has the meaning ascribed thereto in Section 2.6(1).

(w)	"Closing Cash" means the Cash as at the end of the day immediately preceding the Closing Date based on the Closing Date Balance Sheet.

(x)	"Closing Consideration" has the meaning ascribed thereto in Section 2.2.

(y)	"Closing Date" means the first (1st) day of the calendar month following the date as of which all closing conditions in Article 6 have been satisfied or waived, but in any event no later than the Drop-Dead Date, or such other date as may be agreed to by the Parties.

(z)	"Closing Date Balance Sheet" means a statement comprising the unaudited balance sheet of the Corporation as at the end of the day immediately preceding the Closing Date.

(aa)	"Closing Indebtedness" means the Indebtedness at the end of the day immediately preceding the Closing Date based on the Closing Date Balance Sheet.

(bb)	"Closing Objection Notice" has the meaning ascribed thereto in Section 2.6(2).

(cc)	"Closing Transaction Expenses" means, to the extent not already paid by the Corporation or by Vendors prior to Closing: (a) all fees and disbursements of attorneys, investment bankers, accountants and other professional advisors which, in each case, have been incurred by the Corporation on its behalf and/or on behalf of Vendors in connection with the preparation, execution and consummation of the transactions contemplated by this Agreement, and (b) all brokers and finders fees payable by the Corporation on its behalf and/or on behalf of Vendors in connection with the transactions contemplated hereby pursuant to an undertaking entered into by the Corporation prior to the Closing.

(dd)	"Closing Working Capital" means the Working Capital at the end of the day immediately preceding the Closing Date based on the Closing Date Balance Sheet.

(ee)	"Contracts" means any agreement, contract, obligation, promise or underwriting (whether written or oral) that is legally binding on the Corporation.

(ff)	"Corporate Records" means, in respect of the Corporation, (i) the constating documents and by-laws, (ii) all minutes of meetings and resolutions of shareholders and directors (and any committees of the board of directors), and (iii) the share certificate books, securities register, register of transfers and register of directors.

(gg)	"Corporation" means Pega Medical Inc., a corporation amalgamated under the Canada Business Corporations Act pursuant to a Certificate of Amalgamation issued on October 1, 2018.

(hh)	"Corporation Purchased Shares" means all the issued and outstanding shares owned by the Dujovne Vendors in the Corporation.

(ii)	“Corporation Shareholders Agreement” has the meaning ascribed thereto in Section 6.2(j).

(jj)	"Current Assets" means the aggregate sum of the values of the Accounts Receivable, Inventories, Prepaid Expenses and deposits held on behalf of the Corporation by suppliers of goods and services. Please refer to Exhibit A for illustrative purposes only, in connection with general ledger items forming part of “Current Assets”.

(kk)	"Current Liabilities" means, to the extent not included in Closing Transaction Expenses, the aggregate sum of the Trade and Other Payables. Please refer to Exhibit A for illustrative purposes only, in connection with general ledger items forming part of “Current Liabilities”.

(ll)	"Customers" means all Persons who are at the Closing Date or were at any time during the twelve (12) months prior to the Closing Date customers of the Business.

(mm)	"Customer Deposits" means amounts paid by Persons to the Corporation as advances or deposits for work or services to be provided or in progress.

(nn)	"Disclosure Letter" means the disclosure letter dated the date hereof delivered by Vendors to Purchaser.

(oo)	"Drop-Dead Date" has the meaning ascribed thereto in Section 6.3.

(pp)	"Dujovne Vendors" has the meaning ascribed thereto in the initial description of the Parties hereto.

(qq)	"Effective Time" means 00:01 a.m. on the Closing Date.

(rr)	"EGB Trust" has the meaning ascribed thereto in the initial description of the Parties hereto.

(ss)	"Employee Plans" means all employment, consulting, retirement, pension, supplemental pension, savings, retirement savings, bonus, profit sharing, stock purchase, stock option, phantom stock, share appreciation rights, deferred compensation, severance or termination pay, change of control, life insurance, medical, hospital, dental care, vision care, drug, sick leave, short-term or long-term disability, salary continuation, unemployment benefits, vacation, incentive, compensation or other employee benefits, agreement, plan, program, arrangement, policy, practice or undertaking whether written or oral, formal or informal, funded or unfunded, registered or unregistered, insured, self-insured or uninsured, that is maintained, contributed to, or required to be contributed to, for the benefit of the current or former employees, or their spouses, dependants, survivors or beneficiaries, or which the Corporation is a party to or bound by or under which the Corporation with respect to its employees has any liability (whether present or future, absolute or contingent), whether or not subject to any Laws, except that the term "Employee Plans" will not include any statutory plans which the Corporation is required to participate in or comply with, including any government-sponsored pension, employment insurance, workers’ compensation and health insurance plans.

(tt)	"Enrique" has the meaning ascribed thereto in the initial description of the Parties hereto.

(uu)	"Enrique Group" means Enrique and EGB Trust.

(vv)	"Environment" means the environment or natural environment as defined in any Environmental Law and includes air, land, surface water, groundwater or other water, land surface, soil, subsurface strata, vegetation, animal and human life, including any sewer system.

(ww)	"Environmental Laws" means any and all current Laws applicable to the Corporation and pertaining to the Environment.

(xx)	"Escrow Agent" means Dentons Canada LLP.

(yy)	"Escrow Agreement" means the escrow agreement between Purchaser, OP, Vendors and the Escrow Agent in the form annexed hereto as Exhibit K to be executed on or prior to the Closing.

(zz)	"Estimated Cash Payment" has the meaning ascribed thereto in Section 2.3(vi).

(aaa)	"Estimated Closing Cash" has the meaning ascribed thereto in Section 2.3(i).

(bbb)	"Estimated Closing Consideration" has the meaning ascribed thereto in Section 2.3(v).

(ccc)	"Estimated Closing Consideration Statement" has the meaning ascribed thereto in Section 2.3.

(ddd)	"Estimated Closing Indebtedness" has the meaning ascribed thereto in Section 2.3(ii).

(eee)	"Estimated Closing Transaction Expenses" has the meaning ascribed thereto in Section 2.3(iii).

(fff)	"Estimated Closing Working Capital" has the meaning ascribed thereto in Section 2.3(iv).

(ggg)	"Estimated Working Capital Adjustment" means (a) if the Estimated Closing Working Capital is equal to the Target Working Capital, an amount equal to zero, (b) if the Estimated Closing Working Capital is greater than the Target Working Capital, an increase to the Estimated Closing Consideration in an amount equal to the Estimated Closing Working Capital minus the Target Working Capital, and (c) if the Estimated Closing Working Capital is less than the Target Working Capital, a decrease to the Estimated Closing Consideration in an amount equal to the Target Working Capital minus the Estimated Closing Working Capital.

(hhh)	“Exchange Act” shall mean the Exchange Act of 1934 of the United States of America, as amended and the rules promulgated thereunder.

(iii)	"Fady" has the meaning ascribed thereto in the initial description of the Parties hereto.

(jjj)	"Fady Group" means Fady and Fady Trust.

(kkk)	"Fady Trust" has the meaning ascribed thereto in the initial description of the Parties hereto.

(lll)	"Financial Statements" shall mean the unaudited annual financial statements for the Corporation as at September 30, 2021 consisting of a balance sheet and the accompanying statements of income and cash flows and the unaudited interim financial statements for the Corporation consisting of a balance sheet and the accompanying income statement for the period commencing October 1, 2021 and ending on the Last Financial Statements Date, copies of which financial statements are included at Section 1.1(lll) of the Disclosure Letter.

(mmm)	"GAAP" means, when used in reference to a corporation governed by the laws of Canada or any province or territory thereof, the Accounting Standards for Private Enterprises generally accepted in Canada from time to time and approved by the Chartered Professional Accountants of Canada, or any successor organization, applicable to private enterprises and in effect as of a given date, applied on a basis consistent with that of preceding periods.

(nnn)	"Governmental Entity" means national, federal, provincial, state, municipal, local or other governmental or public department, court, commission, board, bureau, agency or instrumentality, domestic or foreign.

(ooo)	"Hazardous Substance" means any "pollutant", "contaminant", "solid waste", "hazardous waste", "hazardous material" or "hazardous substance", in each case defined or regulated under applicable Environmental Laws.

(ppp)	"Indebtedness" means, in relation to the Corporation, to the extent not included in Current Liabilities, without duplication, the dollar amount of each of the following to the extent owed to a Person that is not 113:

(i)	all indebtedness, obligations and liabilities of whatsoever nature and kind of the Corporation for borrowed money (including reimbursement and all other obligations with respect to surety bonds, note purchase obligations and bankers’ acceptances or similar financial products, whether or not matured) and including any short-term portion of long-term indebtedness and any shareholders’ loans or advances;

(ii)	all obligations of the Corporation evidenced by letters of credit (to the extent drawn by the holders thereof), notes, bonds, debentures or similar instruments, credit transactions or financial products;

(iii)	all indebtedness of the Corporation created or arising under any conditional sale or other title retention agreements with respect to acquired property (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(iv)	all obligations of the Corporation issued or secured as or for the deferred purchase price of property, assets or services, all conditional sale obligations of the Corporation and all obligations of the Corporation under any title retention agreement, including earn-outs, balance of sale, payments under non-compete agreements and seller notes, all obligations of the Corporation for the reimbursement of any obligor or other obligations in respect of any letter of credit (to the extent drawn by the holders thereof), banker’s acceptance or similar credit transaction or other financial product of the Corporation;

(v)	unfunded pension-plan related liabilities of the Corporation;

(vi)	any dividend payable by the Corporation to a Person;

(vii)	Customer Deposits;

(viii)	income Taxes payable by the Corporation net of income Taxes receivable of the Corporation;

(ix)	obligations of the Corporation under any interest rate, currency or other hedging agreement or mark-to-market value of any derivative instruments;

(x)	all obligations of the Corporation as lessee under a Capital Lease and obligations under sale leasebacks of the Corporation;

(xi)	all indebtedness of the type referred to in the items of this definition secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens upon or in property (including accounts and contract rights) owned by the Corporation, even if the Corporation has not assumed or become liable for the payment of such indebtedness; and

(xii)	all indebtedness, obligations and liabilities of whatsoever nature and kind of the Corporation resulting from any subsidy agreement, contribution agreement or similar agreement between the Corporation and any Governmental Entity.

Please refer to Exhibit A for illustrative purposes only, in connection with general ledger items forming part of “Indebtedness”.

(qqq)	"Indemnification Claim" has the meaning ascribed thereto in Section 9.4(a).

(rrr)	"Indemnification Notice" has the meaning ascribed thereto in Section 9.4(a).

(sss)	"Indemnifying Party" has the meaning ascribed thereto in Section 9.4(a).

(ttt)	"Indemnitee" has the meaning ascribed thereto in Section 9.4(a).

(uuu)	"Indemnity Holdback" means, in respect of each Vendor Group, an amount, in cash, equal to 4% of the Estimated Closing Consideration to which it is entitled on the Closing Date remitted to the Escrow Agent in accordance with the Escrow Agreement. For the purposes hereof, the Estimated Closing Consideration of each of Fady Group, Enrique Group and James shall be deemed to exclude its Restricted Stock Consideration.

(vvv)	"Independent Firm" has the meaning ascribed thereto in Section 2.6(3).

(www)	"Intellectual Property" means all rights of any Person in and to (a) patents and patent applications, together with all reissuances, continuations, continuations in part, revisions, extensions and re-examinations thereof, (b) trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) copyrightable works, copyrights and all applications, registrations and renewals in connection therewith, (d) trade secrets and confidential business information (including know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs and drawings and specifications, (e) computer software (including all source code, object code, data and related documentation), and (f) Internet addresses, domain names, websites and web pages.

(xxx)	"Interim Period" means the period between the close of business on the date hereof and the Closing Date.

(yyy)	"Inventories" or "Inventory" means all product held for sale by the Corporation (including components, finished goods, work in progress, raw materials, packaging materials, production and shipping supplies, spare parts and maintenance items and advertising materials), in each case on hand, in transit, delivered, warehoused or wherever situated whether or not on consignment, net of any reserve therefor. Please refer to Exhibit A for illustrative purposes only, in connection with general ledger items forming part of “Inventories”.

(zzz)	"James" has the meaning ascribed thereto in the initial description of the Parties hereto.

(aaaa)	"knowledge" means with respect to any matter in question, the actual knowledge of such matter by such Person, if an individual or, in the case of a corporation or trust, the actual knowledge of such matter by the officers of such corporation or the trustees of such trust, without enquiry.

(bbbb)	"Last Financial Statements Date" means February 28, 2022.

(cccc)	"Laws" shall mean all applicable constitutions, treaties, laws, current statutes, codes, ordinances, orders, decrees, rules, judgments, awards, regulations, and municipal by-laws or any provisions or requirements of the foregoing, including general principles of common and civil law and equity, whether domestic, foreign or international, in each case of any Governmental Entity.

(dddd)	"Leased Property" means the premises listed in Section 1.1(dddd) of the Disclosure Letter.

(eeee)	"Lease" means the Contract pursuant to which the Corporation uses or occupies the Leased Property.

(ffff)	"Lien" means any mortgage, charge, pledge, hypothec, prior claim, security interest, assignment, lien (statutory or otherwise), conditional sale, title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature or any other arrangement or condition which, in substance, secures payment or performance of an obligation.

(gggg)	"Listed Intellectual Property" has the meaning ascribed thereto in Section 3.2(l)(i).

(hhhh)	"LOI" means that certain Letter of Interest dated May 2, 2022 from OP addressed to the Corporation, which was accepted by the Corporation on the same date.

(iiii)	"Losses" means all claims, liabilities, expenses, costs, damages or losses (including reasonable fees and out-of-pocket expenses for reasonable attorneys fees) actually incurred or sustained by an indemnified party, but specifically excluding any special, indirect, incidental or consequential damages, unless awarded by a Governmental Entity to a Person bringing a third-party claim.

(jjjj)	"Material Adverse Effect" means any change, event, circumstance or effect that, individually or in the aggregate, when taken together with any other change, event, circumstance or effect, is materially adverse to any of the assets, financial condition or results of operations of the Corporation or the Business as a whole, in light of the circumstances on the Closing Date, provided, however, that for purposes of Article 6, none of the following shall constitute a Material Adverse Effect: (a) any adverse change, event, circumstance or effect that is caused by conditions affecting Canada, the United States or the world economy or markets generally; (b) any adverse change, event, circumstance or effect that is caused by conditions generally affecting the industries and markets in which the Business operates, or (c) any adverse change, event, circumstance or effect that occurs as a result of this Agreement or the transactions contemplated hereby or the announcement thereof.

(kkkk)	"Material Contracts" has the meaning ascribed thereto in Section 3.2(t).

(llll)	"Methodologies" has the meaning ascribed thereto in Section 2.6(1).

(mmmm)	"Minority Vendors" has the meaning ascribed thereto in the initial description of the Parties hereto.

(nnnn)	"Minority Vendor Groups" means Fady Group, Enrique Group and James collectively, and "Minority Vendor Group" means any of Minority Vendor Groups.

(oooo)	"Minority Vendors’ Core Representations" means the representations and warranties set out in Sections 3.3(a), 3.3(d) and 3.3(f).

(pppp)	"Ordinary Course" means, with respect to an action taken by a Person, that such action is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person.

(qqqq)	"OrthoPediatrics Stock" has the meaning ascribed thereto in Section 2.3(vi).

(rrrr)	"Over Payment" has the meaning ascribed thereto in Section 2.7(1).

(ssss)	"Paid-Out Creditors" means Fiducie Familiale Robert Carrière and National Bank of Canada.

(tttt)	"Parties" means Vendors, OP and Purchaser and any other Person who may become a party to this Agreement.

(uuuu)	"Pay-Out Letters" has the meaning ascribed thereto in Section 2.4.

(vvvv)	"Pega Trust" has the meaning ascribed thereto in the initial description of the Parties hereto.

(wwww)	"Permitted Liens" means: (i) mechanics’, carriers’, warehousemen’s, workers’ and other similar Liens arising in the Ordinary Course; (ii) Liens for Taxes and other governmental charges not yet due; (iii) Liens for Taxes and other governmental charges which are being contested in good faith which are set forth on Section 1.1(wwww)(iii) of the Disclosure Letter, (iv) minor matters, if any, that individually or in the aggregate are not substantial in value or do not materially detract from the value of or interfere with the use of any of the Person’s assets, and (v) Liens listed and described in Section 1.1(wwww)(v) of the Disclosure Letter.

(xxxx)	"Person" means a natural person, partnership, limited liability partnership, limited or unlimited liability company, corporation, company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity.

(yyyy)	"Post-Closing Tax Period" means a taxation year or the fiscal period that begins on or after the Effective Time and the portion of a Straddle Period that commences on or after the Effective Time.

(zzzz)	"Pre-Closing Tax Period" means a taxation year or fiscal period that ends before the Effective Time and the portion of a Straddle Period that ends before the Effective Time.

(aaaaa)	"Prepaid Expenses" means the aggregate sum of all prepaid expenses of ongoing benefit to the Corporation including, without limitation, all prepaid workers’ compensation, all prepaid charges for or purchases of water, gas, oil, hydro and other utilities, all prepaid maintenance and support contracts, all prepaid insurance premiums and all prepaid lease payments, but excluding income Taxes of the Corporation. Please refer to Exhibit A for illustrative purposes only, in connection with general ledger items forming part of “Prepaid Expenses”.

(bbbbb)	"Pro Rata Share" means, with respect to each Vendor Group, the percentage set forth opposite such Vendor Group’s name: Dujovne Vendors 85%, Fady Group 5.4%, Enrique Group 5.4% and James 4.2% or, with respect to each Minority Vendor Group, the percentage set forth opposite such Minority Vendor Group’s name: Fady Group 36%, Enrique Group 36% and James 28%.

(ccccc)	"Purchased Shares" means collectively the Corporation Purchased Shares and the 113 Purchased Shares.

(ddddd)	"Purchaser" has the meaning ascribed thereto in the initial description of the Parties hereto.

(eeeee)	"Purchaser Letter" has the meaning ascribed thereto in Section 4.1(c)(iv).

(fffff)	"Reorganization" means the transactions and other actions implemented by Vendors, the Corporation and 113 prior to the date hereof, the whole as more fully described in Section 1.1(fffff) of the Disclosure Letter.

(ggggg)	"Reserve Amounts" has the meaning ascribed thereto in Section 9.8(d).

(hhhhh)	"Restricted Business" has the meaning ascribed thereto in Section 10.2.

(iiiii)	"Restricted Stock Consideration" means, in respect of each of Fady Group, Enrique Group and James, the sum of $640,000, aggregating $1,920,000.

(jjjjj)	"Securities Act" means the Securities Act of 1933 of the United States of America, as amended and the rules and regulations promulgated thereunder.

(kkkkk)	"Straddle Period" means a taxation year or fiscal period that begins before and ends after the Closing.

(lllll)	"Target Working Capital" means $7,446,089.

(mmmmm)	"Tax" or, collectively, "Taxes" means any and all federal, state, provincial, territorial, municipal, local and foreign taxes, assessments, reassessments and other governmental charges, duties, impositions and liabilities, including those based upon or measured by as gross receipts, income, profits, sales, capital, use and occupation, goods and services, use, value-added, ad valorem, transfer, franchise, withholding, payroll, employment, excise and property taxes, all customs duties and import and export taxes, and other governmental pension plan premiums or contributions, together with all interest, penalties, fines and additions imposed with respect to such amounts.

(nnnnn)	"Tax Benefit" has the meaning ascribed thereto in Section 9.7(b).

(ooooo)	"Tax Returns" has the meaning ascribed thereto in Section 3.2(w)(i).

(ppppp)	"Term" has the meaning ascribed thereto in Section 10.1.

(qqqqq)	"Territory" means North America, South America, Europe and Australia.

(rrrrr)	"Threshold Amount" has the meaning ascribed thereto in Section 9.2(c).

(sssss)	"Trade and other Payables" means Accounts Payable and, subject to the proviso concerning outstanding cheques in the definition of “Cash”, other accrued liabilities and salaries payable of the Corporation, including royalties payable, incurred before the Closing Date (including those for which invoices are received after the Closing Date) that remain unpaid before the Closing Date and include, without limitation, sales, goods and services, harmonized sales, use, local, value-added and excise Taxes payable by the Corporation in respect thereof. Please refer to Exhibit A for illustrative purposes only, in connection with general ledger items forming part of “Trade and other Payables”.

(ttttt)	"Transaction Documents" means this Agreement, the Escrow Agreement, the three (3) restricted share ownership agreement(s) referred to in Exhibit H, the three (3) employment agreements referred to in Section 6.4(h) and any other agreements, instruments or documents entered into pursuant to this Agreement.

(uuuuu)	"Under Payment" has the meaning ascribed thereto in Section 2.7(3).

(vvvvv)	"Vendor Groups" means Dujovne Vendors, Fady Group, Enrique Group and James collectively, and “Vendor Group” means any of Vendor Groups.

(wwwww)	"Vendors" has the meaning ascribed thereto in the initial description of the Parties hereto.

(xxxxx)	"Vendor’s Core Representations" means the representations and warranties set out in Sections 3.1(a), 3.1(b), 3.1(d) and 3.1(e).

(yyyyy)	"Vendors’ Core Representations" means the representations and warranties set out in Section 3.2(a), 3.2(b), 3.2(e) and 3.2(g).

(zzzzz)	"Vendors’ Representative" has the meaning ascribed thereto in Section 11.1.

(aaaaaa)	"Working Capital" means an amount equal to: (a) the aggregate Current Assets of the Corporation, minus (b) the aggregate Current Liabilities of the Corporation, the whole determined in accordance with GAAP and the Methodologies and Exhibit A which is provided for illustrative purposes only, provided, however, that any item that is included in the definition of Indebtedness or Closing Transaction Expenses for the purposes of this Agreement shall be excluded from the determination of Working Capital.

1.2	Gender and Number

Any reference in this Agreement to gender includes all genders and words importing the singular number only shall include the plural and vice versa.

1.3	Headings, etc.

The provision of the Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect its interpretation.

1.4	Currency

Unless otherwise expressly indicated herein, all references in this Agreement to "dollars" or "$" or “C$” means Canadian dollars.

1.5	Accounting Terms

All accounting terms not specifically defined in this Agreement shall be interpreted in accordance with GAAP.

1.6	Incorporation of Exhibits

The Exhibits attached to this Agreement shall, for all purposes of this Agreement, form an integral part of it. The following are the Exhibits to this Agreement:

Exhibit A – Trial balance mapping

Exhibit B – Sample calculation of the Closing Consideration

Exhibit C – Sample calculation of the manner in which the Closing Consideration is to be allocated among Vendors

Exhibit D – OrthoPediatrics Stock

Exhibit E – Sample calculation of the allocation of the Estimated Cash Payment among Vendors

Exhibit F – Form of employment agreements (Fady and Enrique)

Exhibit G – Form of employment agreement (James)

Exhibit H – Form of restricted share ownership agreement

Exhibit I – Form of restricted stock unit award agreement

Exhibit J – Amounts of restricted stock unit awards

Exhibit K – Form of Escrow Agreement

Article 2
purchased shares AND PURCHASE PRICE

2.1	Purchase and Sale

Subject to the terms and conditions of this Agreement, each Vendor shall sell, assign and transfer to Purchaser and Purchaser shall purchase from each Vendor at Closing all (but not less than all) of the Purchased Shares held by each such Vendor, the whole as set forth in Section 2.1 of the Disclosure Letter.

2.2	Purchase Price

The aggregate purchase price payable by Purchaser to Vendors for the Purchased Shares shall be equal to:

(i)	the sum of $41,650,000,

(ii)	plus the amount of the Closing Cash,

(iii)	less the amount of the Closing Indebtedness,

(iv)	less the amount of the Closing Transaction Expenses,

(v)	less the amount of the 113 Indebtedness,

(vi)	less the amount of 113 Indebtedness to Minority Vendors,

(vii)	plus the amount (if any) by which the Closing Working Capital is greater than Target Working Capital, and

(viii)	less the amount (if any) by which the Target Working Capital is greater than the Closing Working Capital

(as so adjusted, the “Closing Consideration”), it being understood that the adjustments referred to in paragraphs (ii) to (viii) of this Section 2.2 shall be calculated without duplication and, for greater certainty, at the end of the day immediately preceding the Closing Date. Exhibit B contains a sample calculation of the Closing Consideration based upon estimates as of April 30, 2022. Exhibit C sets out a sample calculation of the manner in which the Closing Consideration is to be allocated among Vendors based upon estimates as of April 30, 2022.

2.3	Estimated Closing Consideration

Vendors and Purchaser acknowledge that it will not be possible to determine the definitive Closing Consideration until the Closing Date Balance Sheet is available. Accordingly, two (2) Business Days prior to the Closing Date Vendors shall cause to be delivered to Purchaser an estimated balance sheet of the Corporation as at the end of the day immediately preceding the Closing Date and a statement (collectively with the said estimated balance sheet of the Corporation, the “Estimated Closing Consideration Statement”) setting forth, as at the end of the day immediately preceding the Closing Date and, where applicable, based on the said estimated balance sheet of the Corporation:

(i)	an estimate of the Cash as at the end of the day immediately preceding the Closing Date (the “Estimated Closing Cash”);

(ii)	an estimate of the Indebtedness as at the end of the day immediately preceding the Closing Date (the “Estimated Closing Indebtedness”);

(iii)	an estimate of the Closing Transaction Expenses as at the end of the day immediately preceding the Closing Date (the “Estimated Closing Transaction Expenses”);

(iv)	an estimate of the Working Capital as at the end of the day immediately preceding the Closing Date (the “Estimated Closing Working Capital”);

(v)	an estimate of the Closing Consideration (the “Estimated Closing Consideration”), which shall be an amount equal to $41,650,000, (i) plus the Estimated Closing Cash, (ii) less the Estimated Closing Indebtedness, (iii) less the Estimated Closing Transaction Expenses, (iv) less the 113 Indebtedness, (v) less the 113 Indebtedness to Minority Vendors (vi) plus or minus, as the case may be, the Estimated Working Capital Adjustment; and

(vi)	the estimated cash payment payable to the Vendors on the Closing Date (the “Estimated Cash Payment”), which shall be an amount equal to the Estimated Closing Consideration, less the Adjustment Holdback, less the Indemnity Holdback, less $1,920,000, being the Restricted Stock Consideration, which is payable by delivery of unregistered common stock of OP to certain of Minority Vendors pursuant to Exhibit D (the “OrthoPediatrics Stock”). The number of shares of OrthoPediatrics Stock to be issued will be determined based on the 15-day volume weighted average price per share of common stock of OP traded on the NASDAQ ending five (5) trading days prior to the Closing Date (as converted from US dollars into Canadian dollars based on the noon spot exchange rate of the National Bank of Canada on such fifth (5th) trading day). The OrthoPediatrics Stock will be subject to the restricted share ownership agreement referred to in Exhibit H.

2.4	Creditor’s Pay-Out Letters

Vendors shall, at least two (2) Business Days prior to the Closing Date, deliver to Purchaser the pay-out letters (the “Pay-Out Letters”) addressed to the Corporation from the Paid-Out Creditors, in form and substance reasonably satisfactory to Purchaser. Each Pay-Out Letter will (a) set out the aggregate amount of principal and interest of the Indebtedness owed by the Corporation, as of the Closing Date, to the relevant Paid-Out Creditor, together with all accrued and unpaid interest, all fees, premiums, prepayment penalties, breakage costs or similar charges or expenses or other amounts owed to the Paid-Out Creditor as a result of the early repayment thereof and indicate relevant wire transfer instructions (b) contain a release conditional on full payment of all such amounts, and (c) contain an undertaking to discharge all Liens related to the Indebtedness conditional on full payment of all such amounts, including, without limitation, the pledges in respect of the Purchased Shares described in Sections 3.1(d) and 3.3(f) of the Disclosure Letter.

2.5	Payment at Closing

On the Closing Date, Purchaser shall pay the following:

(i)	the Estimated Cash Payment by wire transfer of immediately available funds to such account or accounts as shall be designated by each of Vendors. A sample calculation of the allocation of the Estimated Cash Payment among Vendors based upon estimates as of April 30, 2022 is set out in Exhibit E;

(ii)	on behalf of the Corporation, that portion of the Indebtedness payable to each of the Paid-Out Creditors thereof (which amount shall be the amount set forth in the applicable Pay-Out Letter) in immediately available funds in such manner as directed by each Paid-Out Creditor in the applicable Pay-Out Letter;

(iii)	on behalf of Vendors and/or the Corporation, the Estimated Closing Transaction Expenses pursuant to those wire transfer instructions provided by Vendors;

(iv)	on behalf of 113, the amount of the 113 Indebtedness to Pega Trust in accordance with those wire transfer instructions provided by Pega Trust; and

(v)	on behalf of 113, the amount of the 113 Indebtedness to Minority Vendors in accordance with those wire transfer instructions provided by each of Enrique, Fady and James.

Additionally, on the Closing Date, Purchaser shall deliver or cause OP to deliver to each of Fady, Enrique and James, the OrthoPediatrics Stock described in Exhibit D.

2.6	Closing Date Balance Sheet

(1)           No later than one hundred and twenty (120) days after the Closing Date, Purchaser shall deliver to Vendors (a) the Closing Date Balance Sheet prepared in accordance with GAAP (for greater certainty, as applicable on the Closing Date) and using the same accounting methods, policies, principles, practices and procedures with consistent classifications, judgments and estimation methodologies that were used in the preparation of the annual Financial Statements (collectively, the “Methodologies”), (b) the calculation of the Closing Cash, Closing Indebtedness, Closing Transaction Expenses and the Closing Working Capital, in accordance with GAAP and the Methodologies, in each case based on such Closing Date Balance Sheet and in accordance with Exhibit A which is provided for illustrative purposes only, and (c) the calculation of the Closing Consideration (collectively, the “Closing Calculation”). Vendors’ Representative and his advisors shall be permitted reasonable access to the working papers of the accountants and the employees of the Corporation in respect of the content of the Closing Date Balance Sheet and in respect of the Closing Calculation in accordance with reasonable protocols regarding such access.

(2)            Vendors’ Representative may object to the Closing Calculation by written notice to Purchaser within sixty (60) days following receipt thereof, which notice shall specify in reasonable detail those items or amounts as to which Vendors’ Representative objects (the “Closing Objection Notice”) and the Parties shall be deemed to have agreed upon all other items and amounts contained in such Closing Calculation which are not impacted by items or amounts objected to in the Closing Objection Notice. If no Closing Objection Notice is made within the period and in the manner specified in the preceding sentence, or if Purchaser and Vendors’ Representative confirm in writing that they accept the Closing Calculation prior to the end of such sixty (60) day period, then the Closing Calculation shall be conclusive, final and binding on all the Parties without possibility of amendment or appeal and shall constitute the final Closing Calculation.

(3)            If a Closing Objection Notice is delivered in the manner and within the sixty (60) day period specified in the preceding paragraph, Purchaser and Vendors’ Representative shall in good faith attempt to resolve any matters in dispute with respect to the Closing Calculation as promptly as practicable. If they are unable to resolve all such items in dispute within sixty (60) days after the receipt of the Closing Objection Notice giving rise to such dispute, then those items or calculations in dispute shall be submitted for resolution within ten (10) Business Days following such sixty (60) day period to the independent firm of Ernst & Young in Montréal, Quebec or, if they are unwilling or unable (including by reason of conflict of interest) to accept the mandate to resolve the dispute, to such other independent firm of chartered professional accountants as Purchaser and Vendors’ Representative may agree in writing or, failing agreement, as appointed by the court (each being the “Independent Firm”). The Independent Firm, acting as an expert and not as arbitrator, will limit its review only to the specific items or calculations in dispute (except to the extent that the GAAP or the Methodologies require adjustments to other items as a result thereof). Purchaser and Vendors’ Representative shall use commercially reasonable efforts to cause the Independent Firm to submit its determination or opinion in a written statement delivered to Purchaser and Vendors’ Representative as promptly as practicable, but in no event later than thirty (30) Business Days of the appointment of such Independent Firm. Such determination or opinion, together with those items accepted by Purchaser and Vendors’ Representative in respect of the Closing Calculation or otherwise resolved between Purchaser and Vendors’ Representative, shall be conclusive, final and binding on all the Parties without possibility of amendment or appeal and shall constitute the final Closing Calculation.

(4)            The Parties shall cooperate fully in the preparation of the Closing Calculation. While the Independent Firm is making its determination hereunder, the Parties shall not communicate with the Independent Firm on the subject matter of its review, except by joint conference call, joint meeting or letter with copy simultaneously delivered to the other Parties.

(5)            The Parties will bear their respective fees and expenses (including those of their respective advisors) in preparing or reviewing, as the case may be, the Closing Calculation. The fees and expenses of the Independent Firm will be allocated between Purchaser and Vendors as determined (and as set forth in the final determination) by the Independent Firm based upon the relative success (in terms of percentages) of each of Purchaser’s claim, on the one hand, and Vendors’ claim, on the other hand. For example, if the final determination reflects a sixty-forty (60-40) compromise of Purchaser’s claims, the Independent Firm would allocate expenses forty percent (40%) to the party (i.e., either Purchaser, on the one hand, or Vendors, on the other hand) whose claims were determined to be sixty percent (60%) successful and sixty percent (60%) to the party (i.e., either Purchaser, on the one hand, or Vendors, on the other hand) whose claims were determined to be forty percent (40%) successful. The accounting procedures provided for by this Section 2.6 shall be the exclusive and conclusive methodology for determination of the matters covered thereby and shall be binding upon the Parties and shall not be contested by any of them other than as provided for in this Section 2.6. The fees and expenses allocated to Vendors under this Section 2.6(5) shall be shared by Vendor Groups based on their respective Pro Rata Share.

2.7	Payment of the Post-Closing Adjustment

(1)            If the Closing Consideration as finally determined pursuant to Section 2.6 is less than the Estimated Closing Consideration (such difference, represented by a positive number, being the “Over Payment”), then, within five (5) Business Days following such final determination, Purchaser and Vendors’ Representative shall give joint written instructions to the Escrow Agent:

(i)	to release from the Adjustment Holdback an amount equal to the Over Payment up to the total amount of the Adjustment Holdback by wire transfer of immediately available funds to an account specified by Purchaser; and

(ii)	to release the remaining Adjustment Holdback, if any, to Vendor Groups, based on their respective Pro Rata Share, by wire transfer of immediately available funds to an account specified by each of Vendor Groups.

(2)            If the Over Payment exceeds the Adjustment Holdback, then Vendor Groups shall, within five (5) Business Days following the final determination of the Closing Consideration pursuant to Section 2.6, make payment by wire transfer to Purchaser in immediately available funds of such excess, based on their respective Pro Rata Share.

(3)            If the Closing Consideration as finally determined pursuant to Section 2.6 is greater than the Estimated Closing Consideration (such difference, represented by a positive number, being the “Under Payment”), then, within five (5) Business Days following such final determination:

(i)	Purchaser shall make payment, by wire transfer to the account specified by each of Vendor Groups in immediately available funds, of an amount equal to, such Vendor Group’s Pro Rata Share of the Under Payment;

(ii)	Purchaser and Vendors’ Representative shall give written instructions to the Escrow Agent to release the Adjustment Holdback to Vendor Groups, based on their respective Pro Rata Share, by wire transfer of immediately available funds to an account specified by each of Vendor Groups.

(4)            Notwithstanding the foregoing, for the purposes of this Section 2.7,

(i)	any amount that would otherwise be attributable to any member of the Dujovne Vendors shall be attributed and remitted to, and any amount that would otherwise be payable by any member by the Dujovne Vendors shall be paid by the member of the Dujovne Vendors designated by Ariel;

(ii)	any amount that would otherwise be attributable to any member of the Enrique Group shall be attributed and remitted to, and any amount that would otherwise be payable by any member of the Enrique Group shall be paid by the member of the Enrique Group designated by Enrique; and

(iii)	any amount that would otherwise be attributable to any member of the Fady Group shall be attributed and remitted to, and any amount that would otherwise be payable by any member of the Fady Group shall be paid by the member of the Fady Group designated by Fady.

2.8	Tax Election

Pursuant to Section 10.2, Vendors have granted a “restrictive covenant” within the meaning of section 56.4 of the Income Tax Act (Canada). The Parties agree that the conditions set forth in subsection 56.4(7) of the Income Tax Act (Canada) have been met such that subsection 56.4(5) of the Income Tax Act (Canada) applies to this restrictive covenant. For greater certainty, the Parties agree that no proceeds or other amount shall be received or receivable by Vendors for granting the restrictive covenant and that the restrictive covenant is being granted to maintain or preserve the fair market value of the Purchased Shares.

2.9	Solidary Obligations

(a)            OP hereby agrees to be bound as a solidary co-debtor with Purchaser for any and all of Purchaser’s obligations, covenants and representations and warranties under this Agreement and Purchaser hereby agrees to be bound as a solidary co-debtor with OP for any and all of OP’s obligations, convenants and representations and warranties under this Agreement.

(b)            (i) as concerns each of Ariel, ArielCo and Pega Trust’s obligations, covenants and representations under this Agreement, Ariel, ArielCo and Pega Trust agree to be bound solidarily,

(ii) as concerns each of Enrique and EGB Trust’s obligations, covenants and representations under this Agreement, Enrique and EGB Trust agree to be bound solidarily, and

(iii) as concerns each of Fady and Fady Trust’s obligations, covenants and representations under this Agreement, Fady and Fady Trust agree to be bound solidarily.

Article 3
REPRESENTATIONS AND WARRANTIES OF VENDORS

3.1	Representations and Warranties as to Vendors

Each of Vendors, jointly (and not solidarily), represents and warrants to Purchaser as follows and acknowledges and confirms that Purchaser is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)	Incorporation and Qualification. Such Vendor which is a trust, is properly constituted and validly existing as a trust under the Laws of Quebec, and has the power and capacity to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it will be a party, pursuant to the trust agreement under which such trust has been constituted, and the trustee(s) thereunder have been validly appointed as the trustee(s) thereof and have been duly authorized to control and exclusively administer its trust patrimony. Such Vendor which is an individual, has the requisite legal capacity to enter into and perform his obligations under this Agreement and the other Transaction Documents to which he will be a party. Such Vendor which is a corporation, is properly constituted and validly existing under the laws of its jurisdiction of incorporation, and has the corporate power and capacity to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it will be a party.

(b)	Authority and Enforceability. This Agreement has been, and the other Transaction Documents to which it will be a party, will be, on or prior to Closing, duly authorized, executed and delivered by such Vendor and shall constitute a valid and binding obligation of such Vendor, enforceable against it in accordance with their respective terms, subject, however, to limitations with respect to enforcement imposed by Laws in connection with bankruptcy, arrangement or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgments and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

(c)	No Conflict. The execution and delivery of, and performance by such Vendor of its obligations under, this Agreement and the other Transaction Documents to which it will be a party will not, except as arises specifically as a result of the identity of Purchaser, result in a breach of, or cause the termination or revocation of, any Authorization or contract to which such Vendor is a party, or result in a breach of its constating documents or trust agreement, if applicable.

(d)	Title to Purchased Shares. Such Vendor is the sole owner of the number and class of Purchased Shares set forth beside its name in Section 2.1 of the Disclosure Letter, with good and valid title, free and clear of all Liens other than those restrictions on transfer, if any, contained in the articles of 113 or the Corporation, as applicable, or in Section 3.1(d) of the Disclosure Letter. Except as set out in Section 3.1(d) of the Disclosure Letter, such Vendor has the exclusive right to dispose of its Purchased Shares as provided in this Agreement. Upon completion of the transactions contemplated by this Agreement, Purchaser will have good and valid title to such Vendor’s Purchased Shares, free and clear of all Liens other than (i) those restrictions on transfer, if any, contained in the articles of 113 or the Corporation, as applicable and (ii) any Liens created by Purchaser.

(e)	No Other Agreements to Purchase. Except for Purchaser’s rights under this Agreement or as set out in Section 3.1(e) of the Disclosure Letter, no Person has any written or oral agreement, option, warrant, understanding or commitment or any right or privilege (whether by law, contractual or otherwise) capable of becoming such for the purchase or acquisition from such Vendor of any of its Purchased Shares. Such Vendor has no written or oral agreement, option, warrant, understanding or commitment or any right or privilege (whether by law, contractual or otherwise) for the purchase, subscription, allotment or issuance of any of the unissued shares or other securities of 113 or the Corporation, as applicable.

(f)	Vendor Litigation. There are no actions, suits or proceedings pending or, to the knowledge of such Vendor, threatened against or relating to such Vendor which challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit consummation of the transactions contemplated hereby. Such Vendor is not subject to any outstanding order, judgment or decree of any Governmental Entity which would impair such Vendor’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

(g)	Resident. Such Vendor (other than James) is not a non-resident of Canada for the purposes of the Income Tax Act (Canada). In respect of James, James, as vendor, represents and warrants to Purchaser that he is a non-resident of Canada for the purposes of the Income Tax Act (Canada) and is a resident of the United States of America.

(h)	Investment Intent. Such Vendor which is acquiring OrthoPediatrics Stock hereunder is acquiring same for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of such OrthoPediatrics Stock in a manner that would violate the registration requirements of the Securities Act or any similar provisions of any applicable Law. Such Vendor agrees that such OrthoPediatrics Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other applicable securities Laws, except pursuant to an exemption from such registration under the Securities Act and such applicable securities Laws.

(i)	Independent Investigation. Such Vendor which is acquiring OrthoPediatrics Stock hereunder has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of OP and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of OP for such purpose. Such Vendor acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, has relied solely upon its own investigation and the express representations and warranties of OP and Purchaser set forth in Article 4 of this Agreement (including the related portions of the Disclosure Schedules); and (b) neither OP, Purchaser or any other Person has made any representation or warranty as to OP, Purchaser, the OrthoPediatrics Stock or this Agreement, except as expressly set forth in Article 4 of this Agreement (including the related portions of the Disclosure Schedules).

3.2	Representations and Warranties as to the Corporation

Vendors, jointly (and not solidarily) represent and warrant to Purchaser as follows and acknowledge and confirm that Purchaser is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)	Incorporation and Qualification. The Corporation is a corporation incorporated, validly subsisting and in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its material properties and to carry on the Business as now being conducted by it and is duly registered, licensed or qualified to carry on the Business in each jurisdiction in which the nature of the Business as now being conducted by it or the property owned or leased by it makes such registration, licensing or qualification necessary, unless failure to be so registered or qualified would not result in a Material Adverse Effect.

(b)	Authority and Enforceability. The Transaction Documents to which the Corporation will be a party will be, on or prior to Closing, duly authorized, executed and delivered by the Corporation and constitute a valid and binding obligation of the Corporation, enforceable against it in accordance with their respective terms, subject, however, to limitations with respect to enforcement imposed by Laws in connection with bankruptcy, arrangement or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgments and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

(c)	No Conflict. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not:

(i)	except as disclosed in Section 3.2(c)(i) of the Disclosure Letter or as would not result in a Material Adverse Effect, result in a breach of, or constitute a default or give rise to a right of termination or acceleration under any Material Contract;

(ii)	result in a breach of, or cause the termination or revocation of, any Authorization to which the Corporation is a party or by which any asset of the Corporation is bound, except as disclosed in Section 3.2(c)(ii) of the Disclosure Letter, or where such breach or termination or revocation relates to or arises specifically as a result of the identity of Purchaser or except as would not result in a Material Adverse Effect;

(iii)	save as contemplated specifically by this Agreement and Section 3.2(c)(iii) of the Disclosure Letter and except where failure to obtain any consent or approval of, or give any notice to or make any registration or filing with, relates to or arises specifically as a result of the identity of Purchaser, require the Corporation to obtain any consent or approval of, or give any notice to or make any registration or filing with, any Governmental Entity which has not been obtained or made at the date of this Agreement, where failure to obtain any such consent or approval, give any such notice or make any such registration or filing could have a Material Adverse Effect; or

(iv)	except as disclosed in Section 3.2(c)(iv) of the Disclosure Letter, as at the date hereof, result in the material violation of any Laws by the Corporation.

(d)	No Default. The Corporation is not in breach, default or violation (and no event has occurred that with notice or lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of its articles or by-laws.

(e)	Capital Structure. Section 3.2(e) of the Disclosure Letter sets forth the authorized and the issued and outstanding share capital of the Corporation, the name of each holder of such issued and outstanding shares and the number of shares held by such holder; all of such issued and outstanding shares have been duly authorized and issued as fully paid and non-assessable.

(f)	No Subsidiaries. Except as set out in Section 3.3(e)3.2(f), the Corporation does not have any subsidiaries and does not hold any shares or other ownership, equity or proprietary interest in any other Person.

(g)	No Other Agreement to Purchase. Except as set out in Section 3.2(g) of the Disclosure Letter, and except for Purchaser’s right under this Agreement, no Person has any written or oral agreement, option, warrant, understanding or commitment or any right or privilege (whether by law, contractual or otherwise) capable of becoming such for the purchase, subscription, allotment or issuance of any of the unissued shares or other securities of the Corporation.

(h)	Financial Statements. The Financial Statements fairly present the financial condition of the Corporation as of the dates thereof and the results of operations of the Corporation as of the dates thereof and for the periods referred to therein. Except for the adjustments and limitations disclosed in Section 3.2(h) of the Disclosure Letter, the Financial Statements have been prepared in accordance with GAAP.

(i)	Absence of Changes. Since the Last Financial Statements Date, and except as disclosed in Section 3.2(i) of the Disclosure Letter, the Corporation has carried on the Business in all material respects in the Ordinary Course. Without limiting the foregoing, except as disclosed in Section 3.2(i) of the Disclosure Letter, the Corporation has not, since the Last Financial Statements Date:

(i)	made any acquisition (by way of merger, consolidation or acquisition of stock or assets) of any corporation, partnership or other business organization or division thereof;

(ii)	sold, assigned or transferred any of its assets except in the Ordinary Course or except for any such assets having an aggregate value of less than $50,000;

(iii)	made any material change in any method of accounting other than any such changes required by GAAP;

(iv)	cancelled or compromised any material Indebtedness or claim or waived or released any material right or value or collected or compromised any account receivable other than in the Ordinary Course;

(v)	suffered any damage, destruction or loss to any of its assets which has had a Material Adverse Effect;

(vi)	except in the Ordinary Course or according to the existing terms of any employment agreements, made any change or changes in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, whether as bonus, extra compensation, pension or severance or vacation pay or otherwise, to any director, officer, employee, salesman, distributor or agent;

(vii)	split, combined or reclassified any of its shares, or issued, granted, repriced, redeemed, retired, repurchased or otherwise acquired shares in its capital, any options, warrants, rights with respect to shares in its capital or bonds, debentures, notes or other corporate securities or reserved, declared, made or paid any dividend or made any other distributions or appropriations of profits or capital; or

(viii)	entered into any agreement or made any commitment to take any of the types of action described in any of subsections (i) to (vii) above.

(j)	Employees and Independent Contractors.

(i)	Section 3.2(j) of the Disclosure Letter contains a true, complete and correct list as of the date hereof of all of the employees of the Corporation whether actively at work or not, their salaries, wage rates, compensation, commissions, bonus arrangements, benefits, positions, status (including if they are full-time or part-time employees), length of service and information as to whether any employee is laid off or on a leave of absence with the reasons for any leave of absence.

(ii)	Except as set forth in Section 3.2(j) of the Disclosure Letter, none of the employees of the Corporation is subject to any collective agreement and there are no other labour unions or other organizations representing or, to the knowledge of Vendors, attempting to represent any of the employees of the Corporation. During the last two (2) years, there has not occurred or, to the knowledge of Vendors, been threatened any strike, slowdown, picketing, work stoppage, lockouts or similar labour activity with respect to the employees of the Corporation.

(iii)	With respect to employment of its employees, the Corporation has complied with all applicable Laws relating to employment matters, including without limitation, calculation and payment of wages, hours of work, pay equity, equal employment opportunity and other hiring practices, occupational health and safety, workers’ compensation, privacy and protection of personal information, unemployment, payroll taxes and unfair labour practices, except such non-compliances as would not, have a Material Adverse Effect. There are no outstanding decisions, orders, settlements or pending settlements under employment or labour, human rights, equal employment, discrimination, employment equity, occupational health and safety, workers' compensation, or any similar legislation of any jurisdiction, which place any obligation upon the Corporation to do or refrain from doing any act in relation to employment of the employees of the Corporation, and to the knowledge of Vendors, no complaint, grievance, claim, work order or investigation has been filed, made or commenced, against the Corporation, under such legislation.

(iv)	Except as set forth in Section 3.2(j) of the Disclosure Letter or as provided under applicable Laws, no employees are subject to an oral employment agreement with Corporation, and no employees have any oral entitlements in addition to their entitlements under their written employment contracts with the Corporation. The Corporation is not bound by any agreement with any employee as to (i) change of control; (ii) payment of any amount which is triggered by, or expected to be triggered by, the transaction contemplated hereby; (iii) retention payment; or (iv) severance or termination payment required to terminate his or her employment agreement, in excess of what is required by Laws.

(v)	Section 3.2(j) of the Disclosure Letter also sets forth all independent contractors currently engaged by the Corporation, together with a general description of their services and payment arrangements.

(k)	Employee Plans. Section 3.2(k) of the Disclosure Letter lists all Employee Plans. Except as mentioned in Section 3.2(k) of the Disclosure Letter:

(i)	the Corporation has made available to Purchaser complete and correct copies of all the Employee Plans as of the date hereof, together with related material documentation;

(ii)	all of the Employee Plans have been established, registered, qualified and administered in all material respects in accordance with their terms and all applicable Laws;

(iii)	all obligations regarding the Employee Plans have been satisfied, and to the knowledge of Vendors, there are no outstanding defaults or violations by any party to an Employee Plan and no Taxes, penalties or fees are owing or exigible under or in respect of any of the Employee Plans;

(iv)	to the knowledge of Vendors, no Employee Plan is subject to any pending investigation, examination or other proceeding, action or claim initiated by any Governmental Entity;

(v)	all contributions or premiums that are required to be paid by the Corporation under the terms of each Employee Plan or by Laws have been made in accordance with Laws and the terms of such Employee Plans, and are recorded in the Financial Statements or its financial Books and Records;

(vi)	all contributions or premiums for the period up to the date hereof have been paid by the Corporation or reserved on the Financial Statements;

(vii)	no commitments to improve or otherwise amend any Employee Plan have been made except as required by applicable Laws;

(viii)	none of the Employee Plans is a multi-employer plan;

(ix)	no Employee Plan exists that could require as a result of the transactions contemplated herein (x) the payment to any Person of any money, benefit or other property, (y) accelerated or increased funding requirements for any Employee Plan or (z) the acceleration or provision of any other increased rights or benefits to any such Person; and

(x)	None of the Employee Plans provide benefits beyond retirement or other termination of service to former employees of the Corporation or to the beneficiaries or dependents of such former employees.

(l)	Intellectual Property Rights.

(i)	Section 3.2(l) of the Disclosure Letter lists all registrations and applications for registration of material Intellectual Property (the "Listed Intellectual Property") owned by or licensed to the Corporation and includes complete and accurate particulars of all such registrations and applications. All of the Listed Intellectual Property owned by the Corporation has been properly maintained and renewed by the Corporation in accordance with all applicable Laws. Subject only to any third party interests described in Section 3.2(l) of the Disclosure Letter, the Corporation is the owner of the Listed Intellectual Property, free and clear of all Liens, other than Permitted Liens;

(ii)	except as set forth in Section 3.2(l) of the Disclosure Letter, the Corporation is not obligated to pay any royalties or other compensation to any other Person in respect of its ownership, use or license of any of the Listed Intellectual Property;

(iii)	except as set forth in Section 3.2(l) of the Disclosure Letter, the Corporation has not licensed or granted any other Person any rights in or otherwise permitted any Lien (other than Permitted Liens) with respect to any of the Listed Intellectual Property;

(iv)	except as set forth in Section 3.2(l) of the Disclosure Letter or would have not a Material Adverse Effect;

a)	the Corporation owns or possesses all material licenses, sublicenses and other agreements or consents related to the Listed Intellectual Property,

b)	to the knowledge of Vendors, there is no material infringement or misappropriation of any of the Listed Intellectual Property owned by the Corporation,

c)	there is no pending or, to the knowledge of Vendors, threatened claim, claiming that the Corporation has infringed any Intellectual Property right of any third party,

d)	the Corporation has taken commercially reasonable steps to maintain the confidentiality of its trade secrets,

e)	all current and former employees and consultants of the Corporation whose duties or responsibilities relate to the creation of the Listed Intellectual Property owned by the Corporation have entered into confidentiality and intellectual property assignment agreements with and in favour of the Corporation. Each such Person has waived its moral rights to any Listed Intellectual Property created by it for or on behalf of the Corporation; and

f)	the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not breach, violate or conflict with, any instrument or agreement concerning the Listed Intellectual Property.

(m)	Absence of Undisclosed Liabilities. The Corporation has no liabilities or obligations of any nature which continue to be outstanding, except (a) as disclosed in the balance sheets forming part of the Financial Statements, (b) as disclosed in Section 3.2(m) of the Disclosure Letter, (c) as incurred in the Ordinary Course since the Last Financial Statements Date, (d) performance obligations under Contracts on a going-forward basis, (e) liabilities in respect of Closing Transaction Expenses or (f) any other liabilities or obligations having an actual or contingent value or cost of not more than $10,000 individually or $50,000 in the aggregate.

(n)	Suppliers and Customers. Section 3.2(n) of the Disclosure Letter sets forth the ten (10) largest (based on amounts paid for the year ended December 31, 2021) suppliers, and the ten (10) largest (based on amounts paid for the year ended December 31, 2021) customers of the Corporation. None of such suppliers or customers has given written notice to the Corporation of its intention to cease to do, or substantially modify its business with the Corporation and, to the knowledge of Vendors, except as set forth on Section 3.2(n) of the Disclosure Letter, none of such suppliers or customers has indicated its intention to do so.

(o)	Title to the Tangible Assets. Except as set forth in Section 3.2(o) of the Disclosure Letter, the Corporation owns (with good and marketable title) all of the tangible properties and assets that are reflected as being owned by it in its financial Books and Records (including the balance sheets which form part of the Financial Statements), other than inventory sold in the Ordinary Course since the Last Financial Statements Date. The Corporation has legal and beneficial ownership of such assets, free and clear of all Liens, except for Permitted Liens.

(p)	Condition and Sufficiency of Machinery and Equipment. The machinery and equipment owned or leased by the Corporation, taken as a whole, are in good operating condition and repair having regard to their use and age. None of such machinery and equipment are in need of maintenance or repair, except for normal maintenance and repair that are not material in nature or in costs.

(q)	Lease. The Corporation is not a party to, or under any agreement to become a party to, any lease with respect to immovable or real property other than the Lease, a description of which is set forth in Section 3.2(q) of the Disclosure Letter. Except as set forth in Section 3.2(q) of the Disclosure Letter, the Lease is in good standing and constitutes a legal, valid and binding obligation of the Corporation. To the knowledge of Vendors, (i) the Corporation is not in default in any material respect under the Lease, (ii) all rents and additional rents have been paid, and (iii) no waiver of the lessor's obligations have been granted by the Corporation. The Corporation is not the owner of, or subject to any agreement, or option to own, any immovable or real property or any interest in any immovable or real property.

(r)	Litigation. Except as disclosed in Section 3.2(r) of the Disclosure Letter, there are no pending or, to the knowledge of Vendors, threatened (i) actions, claims, suits or proceedings by any Person, (ii) arbitration or alternative disputes, or (iii) administrative or other proceedings by or before any Governmental Entity, in each case where an amount in excess of $10,000 is sought from the Corporation or for which the amount of the claim, dispute or proceeding is not quantified. To the knowledge of Vendors, there is no outstanding order, judgment or decree of any Governmental Entity affecting the Corporation.

(s)	Insurance. Section 3.2(s) of the Disclosure Letter sets forth a summary description of all insurance policies owned or held by the Corporation. There is no material claim outstanding under any such insurance policies and, to the knowledge of Vendors, there are no existing circumstances likely to give rise to a claim in excess of $10,000 under any such insurance policies. In relation to any insurance policies owned or held by the Corporation (i) all premiums due in respect of such insurance policies have been paid, (ii) all such insurance policies are currently in force, and (iii) to the knowledge of Vendors, the Corporation has not done or omitted to do anything which could make such policies void or voidable.

(t)	Material Contracts.

(i)	Section 3.2(t) of the Disclosure Letter contains a list of each of the following written and a description of each of the following oral Contracts in effect as of the date hereof to which the Corporation is a party (the "Material Contracts"):

a)	any Contract (other than the Employee Plans, the insurance policies and the Lease listed on Sections 3.2(k), 3.2(s) and 3.2(q), respectively, of the Disclosure Letter) that the Corporation reasonably anticipates will, in accordance with its terms, involve aggregate payments by the Corporation of more than $100,000 within the twelve (12) month period following the date hereof and that is not cancelable by the Corporation without liability on ninety (90) or less days’ notice to the other party thereto, other than Contracts for the purchase of inventory or supplies in the Ordinary Course;

b)	other than purchase orders entered into in the Ordinary Course, any Contract that the Corporation reasonably anticipates will, in accordance with its terms, involve aggregate payments to the Corporation of more than $100,000 within the twelve (12) month period following the date hereof and that is not cancelable by the other party thereto without liability on ninety (90) or less days’ notice to the Corporation;

c)	any Contract for the lease of movable (personal) property by the Corporation, anticipated to involve annual payments in excess of $100,000 by the Corporation and not cancelable without liability on ninety (90) or less days’ notice to the lessor;

d)	any Contract that limits or purports to limit the ability of the Corporation to compete in any line of business or with any Person or in any geographic area or during any period of time;

e)	any material license, sublicense and other agreement or permission related to Intellectual Property under which the Corporation is a licensor or licensee;

f)	any Contract under which the Corporation has directly or indirectly guaranteed indebtedness, liabilities or obligations in excess of $50,000 of any Person;

g)	any Contract under which the Corporation has directly or indirectly made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person in excess of $50,000;

h)	any Contract relating to the sale or purchase by the Corporation of any business operations of any Person for a price in excess of $100,000; and

i)	any Contracts regarding any partnership or joint venture agreement which could reasonably be anticipated to involve assets or liabilities in excess of $100,000, other than this Agreement and the other Transaction Documents.

(ii)	As of the date hereof, except as set forth in Section 3.2(t) of the Disclosure Letter, each Material Contract is valid and binding on the Corporation and, to the knowledge of Vendors, on the other parties thereto, and is in full force and effect. The Corporation is not in material breach of, or material default under, any Material Contract and, to the knowledge of Vendors, no other party to any Material Contract is in material breach thereof or material default thereunder and no other party to any Material Contract has given notice of its intention to terminate or substantially amend the Material Contract to which it is a party. Except as set forth in Section 3.2(t) of the Disclosure Letter, copies of all written Material Contracts have been provided to Purchaser.

(u)	Environmental Matters, Health and Safety Matters.

(i)	The Corporation is in all material respects in compliance with all Environmental Laws.

(ii)	Except as set forth in Section 3.2(u) of the Disclosure Letter or as would not have a Material Adverse Effect, the Corporation has not received any written notice regarding (i) any actual or alleged material violation of Environmental Laws or (ii) any material liabilities or potential material liabilities arising under Environmental Laws, in each case which has not been addressed to the satisfaction of the applicable Governmental Entities.

(iii)	The Corporation has not used the Leased Property, except in compliance in all material respects with all Environmental Laws, to treat, store, dispose of, generate, manufacture, process or handle any Hazardous Substance.

(iv)	Section 3.2(u) of the Disclosure Letter lists all reports and documents relating to the Environment affecting the Corporation which are in the possession or under control of the Corporation.

(v)	Compliance with Laws. Except as set forth in Section 3.2(v) of the Disclosure Letter, the Corporation conducts its Business in all material respects in compliance with applicable Laws.

(w)	Tax Matters.

(i)	Computation, Preparation and Payment. Except as set out in Section 3.2(w) of the Disclosure Letter, the Corporation has timely filed all material returns, information statements or elections (collectively, "Tax Returns"), required to be filed by it with a Governmental Entity with respect to Taxes and has timely paid or accrued or made provision for all Taxes which are or may become due and payable including without limitation all instalments on account of Taxes. Each Tax Return filed by the Corporation was complete and correct in all material respects. Except as disclosed in Section 3.2(w) of the Disclosure Letter, no Tax Return filed, nor Taxes payable, by the Corporation is currently the subject of an audit, action, suit, proceeding, claim, examination, deficiency, assessment or reassessment by any Governmental Entity, and to the knowledge of Vendors, no such audit, action, suit, proceeding, claim, examination, deficiency, assessment or reassessment is currently being threatened. The Corporation is not currently the beneficiary of any extension of time within which to file any Tax Return, and the Corporation has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment, collection of Tax or other deficiency.

(ii)	Withholdings. The Corporation has withheld from each payment made to any of its past and present shareholders, directors, officers, employees and agents the amount of all Taxes and other deductions required to be withheld and has paid such amounts, in the form required under applicable Laws, or made adequate provision for the payment of such amounts to the proper Tax authorities. The amount of Tax withheld but not remitted by the Corporation will be retained in the appropriate accounts and will be remitted by it to the appropriate Tax authorities when due.

(iii)	Changes. Since the Last Financial Statements Date, except as disclosed in Section 3.2(w)(iii) of the Disclosure Letter, the Corporation has not (i) filed any election with respect to Taxes or (ii) requested or received a legal ruling from a Tax authority.

(x)	Inventories. To the knowledge of Vendors, the Inventories are usable or saleable in the Ordinary Course, except for those items which have been written down in the Financial Statements and except as disclosed in Section 3.2(x) of the Disclosure Letter. Except as disclosed in Section 3.2(x) of the Disclosure Letter, no Inventories are held on a consignment basis.

(y)	Accounts Receivable. All Accounts Receivable are bona fide, result from the Ordinary Course, have been properly recorded in the Ordinary Course and, subject to reserves for doubtful accounts recorded in the Ordinary Course or as disclosed in Section 3.2(y) of the Disclosure Letter, are, to the knowledge of Vendors, good and collectible in full when due without any discount, set-off or counterclaim and without the need to resort to litigation. The Corporation has legal and beneficial ownership of the Accounts Receivable, free and clear of all Liens except for Permitted Liens.

(z)	Brokers’ Fees. With respect to the transactions contemplated by this Agreement, other than as set out in Section 3.2(z) of the Disclosure Letter, the Corporation does not have any obligation to pay any fees or commissions to any broker, finder, or agent.

(aa)	Authorizations. Section 3.2(aa) of the Disclosure Letter contains a complete and accurate list of all of the material Authorizations necessary to permit the Corporation to lawfully conduct or operate the Business or occupy the Leased Property in the manner it currently conducts or operates the Business or occupies the Leased Property, and to own its assets. The Corporation holds all such material Authorizations listed or required to be listed in Section 3.2(aa) of the Disclosure Letter.

(bb)	Corporate Records. The Corporate Records are true, complete and accurate, in all material respects. Copies of the Corporate Records have been provided to Purchaser.

(cc)	Bank Accounts and Powers of Attorney. Section 3.2(cc) of the Disclosure Letter is a true, correct and complete list showing (i) the name of each bank in which the Corporation has an account or safety deposit box and the names of all Persons authorized to draw on the account or to have access to the safety deposit box and (ii) the names of all Persons holding powers of attorney from the Corporation. Copies of the powers of attorney have been provided to Purchaser.

(dd)	Location of Tangible Property. Except as set forth in Section 3.2(dd) of the Disclosure Letter, all tangible properties and assets owned or leased by the Corporation are in its possession, subject to its control and are located at the Leased Property.

(ee)	Products and Service Warranties. Section 3.2(ee) of the Disclosure Letter sets forth complete and accurate copies of the written warranties by the Corporation currently in effect with respect to its products and services.

(ff)	Private Issuer Status. The Corporation is a “private issuer” within the meaning of National Instrument 45-106 – Prospectus and Registration Exemptions.

3.3	Representations and Warranties as to 113

Minority Vendors, jointly (and not solidarily) represent and warrant to Purchaser as follows and acknowledge and confirm that Purchaser is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)	Incorporation and Qualification. 113 is a corporation incorporated, validly subsisting and in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its material properties and to carry on its business as now being conducted by it and is duly registered, licensed or qualified to carry on its business in each jurisdiction in which the nature of its business as now being conducted by it or the property owned or leased by it makes such registration, licensing or qualification necessary, unless failure to be so registered or qualified would not, individually or in the aggregate, result in a material adverse effect on the business, assets or financial condition of 113.

(b)	No Conflict. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not:

(i)	result in a breach of, or cause the termination or revocation of, any Authorization to which 113 is a party or by which any asset of 113 is bound, except where such breach or termination or revocation relates to or arises specifically as a result of the identity of Purchaser;

(ii)	save as contemplated specifically by this Agreement and except where failure to obtain any consent or approval of, or give any notice to or make any registration or filing with, relates to or arises specifically as a result of the identity of Purchaser, require 113 to obtain any consent or approval of, or give any notice to or make any registration or filing with, any Governmental Entity which has not been obtained or made at the date of this Agreement, where failure to obtain any such consent or approval, give any such notice or make any such registration or filing could have, individually or in the aggregate, a material adverse effect on the business, assets or financial condition of 113; or

(iii)	as at the date hereof, result in the material violation of any Laws by 113.

(c)	No Default. 113 is not in breach, default or violation (and no event has occurred that with notice or lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of its articles or by-laws.

(d)	Capital Structure. Section 3.3(d) of the Disclosure Letter sets forth the authorized and the issued and outstanding share capital of 113, the name of each holder of such issued and outstanding shares and the number of shares held by such holder; all of such issued and outstanding shares have been duly authorized and issued as fully paid and non-assessable.

(e)	No Subsidiaries. 113 does not have any subsidiaries and does not hold any shares or other ownership, equity or proprietary interest in any other Person other than the shares of the Corporation disclosed in Section 3.3(e) of the Disclosure Letter. 113 is the owner of such shares of the Corporation, free and clear of all Liens, other than those restrictions on transfer, if any, contained in the articles of the Corporation, as disclosed in Section 3.3(e) of the Disclosure Letter and Permitted Liens.

(f)	No Other Agreement to Purchase. No Person has any written or oral agreement, option, warrant, understanding or commitment or any right or privilege (whether by law, contractual or otherwise) capable of becoming such for the purchase, subscription, allotment or issuance of any of the unissued shares or other securities of 113.

(g)	Operations of 113.

(i)	Other than the shares held by 113 in the Corporation or as described in Section 3.3(g) of the Disclosure Letter, 113 (i) does not own and has not owned any other assets or properties (whether immovable, real, movable or personal and whether tangible or intangible), (ii) does not conduct and has not conducted any other business, (iii) does not have and has not had any employees, and (iv) has not entered into any agreement, contract or obligation (whether written or oral). 113 does not have any liabilities or obligations of any nature whatsoever other than as described in Section 3.3(g) of the Disclosure Letter.

(ii)	113 has at all times been in compliance with all applicable Laws in all material respects. There are no actions, suits or proceedings, pending or, to the knowledge of Minority Vendors, threatened against or affecting 113. There is no outstanding order, judgement or decree of any Governmental Entity affecting 113.

(h)	Private Issuers Status. 113 is a “private issuer” within the meaning of National Instrument 45-106 – Prospectus and Registration Exemptions.

(i)	Tax Matters.

(i)	Computation, Preparation and Payment. 113 has timely filed all returns, information statements or elections (collectively, “113 Tax Returns”), required to be filed by it with a Governmental Entity with respect to Taxes and has timely paid or accrued or made provision for all Taxes which are or may become due and payable including without limitation all instalments on accounts of Taxes. Each 113 Tax Return filed by 113 was complete and correct in all material respects. No 113 Tax Return filed, nor Taxes payable by 113 is currently the subject of an audit, action, suit, proceeding, claim, examination, deficiency, assessment or reassessment by any Governmental Entity, and, to the knowledge of Minority Vendors, no such audit action, suit, proceeding, claim, examination, deficiency, assessment or reassessment is currently being threatened. 133 is not currently the beneficiary of any extension of time within which to file any 113 Tax Return, and 113 has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment, collection of Tax or other deficiency.

(ii)	Withholdings. 113 has withheld from each payment made to any of its past and present shareholders, directors, officers and agents the amount of all Taxes and other deductions required to be withheld and has paid such amounts, in the form required under the applicable Laws, or made adequate provisions for the payment of such amounts to the proper Tax authorities.

(iii)	Changes. Since the 113 Statements Date through the date of this Agreement, 113 has not (i) filed any election with respect to Taxes, (ii) changed any method of Tax accounting, or (iii) requested or received a legal ruling from a Tax authority.

3.4	No Other Representations or Warranties; No Reliance

(a)	Except as expressly set forth in Article 3 of this Agreement, it is understood and agreed by the Parties that no Vendor nor any of its Affiliates or any other Person is making any representations or warranties of any kind or character, express or implied, with respect to itself, the Corporation, 113 or with respect to any other information provided, or made available, to OP or Purchaser or any of its Affiliates or representatives in connection with the transactions contemplated by this Agreement including, but not limited to, any representations or warranties as to merchantability, non-infringement, fitness for a particular purpose, tax consequences, latent or patent physical condition, operating history or projections. Each of OP and Purchaser acknowledges and agrees that all such representations and warranties are hereby expressly disclaimed.

(b)	The Parties understand and agree that no Vendor nor any of its Affiliates, or any other Person has made any representation or warranty, express or implied, as to the prospects of the Corporation or its profitability for OP or Purchaser, or with respect to any forecasts, projections or business plans or other information delivered to OP or Purchaser or any of its Affiliates or representatives in connection with OP or Purchaser’s review of the Corporation or the Business and the negotiation and execution of this Agreement, including as to the accuracy or completeness thereof or the reasonableness of any assumptions underlying any such forecasts, projections or business plans or other information.

Article 4
REPRESENTATIONS AND WARRANTIES OF OP and PURCHASER

4.1	Representations and Warranties of OP and Purchaser

OP and Purchaser solidarily represent and warrant to Vendors as follows and acknowledge and confirm that Vendors are relying on such representations and warranties in connection with the matters contemplated by this Agreement:

(a)	Incorporation and Qualification. Each of OP and Purchaser is a corporation incorporated, validly subsisting and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly registered, licensed or qualified to carry on business in each jurisdiction in which the nature of its business as now being conducted by it or the property owned or leased by it makes such registration, licensing or qualification necessary, unless the failure to be so registered or qualified would not be material in the context of the transactions contemplated by this Agreement.

(b)	Authority and Enforceability. Each of OP and Purchaser has the requisite corporate power and authority and has received all necessary corporate approvals to enter into this Agreement and the other Transaction Documents to which it will be a party and to complete the transactions contemplated hereunder and thereunder, including without limitation, the issuance of the OrthoPediatrics Stock to Fady, Enrique and James in accordance with this Agreement. This Agreement has been, and the other Transaction Documents to which it will be a party, will be, on or prior to Closing, duly authorized, executed and delivered by OP and Purchaser, as applicable, and shall constitute a valid and binding obligation of OP and Purchaser, as applicable, enforceable against OP and Purchaser, as applicable, in accordance with their respective terms, subject, however, to limitations with respect to enforcement imposed by Laws in connection with insolvency, bankruptcy, arrangement or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgments and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

(c)	No Conflict. The execution and delivery of, and the performance by each of OP and Purchaser of its obligations under this Agreement and the other Transaction Documents to which it will be a party, will not:

(i)	result in a breach of any provision of the articles, by-laws or any other constating documents of OP or Purchaser;

(ii)	result in a breach of, or constitute a default or give rise to a right of termination or acceleration under any material instrument to which OP or Purchaser is a party or by which OP or Purchaser is bound;

(iii)	result in a breach of, or cause the termination or revocation of, any Authorization to which OP or Purchaser is a party or by which OP or Purchaser is bound;

(iv)	save as disclosed in Section 4.1(c)(iv) of the disclosure letter dated the date hereof from Purchaser to Vendor (the “Purchaser Letter”), require OP or Purchaser to obtain any consent or approval of, or give any notice to or make any registration or filing with, any Governmental Entity which has not been obtained or made at the date of this Agreement; or

(v)	result in a material violation of any Laws,

(d)	Brokers’ Fees. With respect to the transactions contemplated by this Agreement, neither OP nor Purchaser has any obligation to pay any fees or commissions to any broker, finder, or agent for which Vendors could become liable or obligated.

(e)	Litigation. There are no actions, suits or proceedings pending or, to the knowledge of each of OP or Purchaser, threatened against or relating to OP or Purchaser which challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit consummation of the transactions contemplated hereby. Neither OP nor Purchaser is subject to any outstanding order, judgment or decree of any Governmental Entity which would impair its ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

(f)	Accredited Investor Status. Purchaser is an “accredited investor” within the meaning of National Instrument 45-106 – Prospectus and Registration Exemptions.

(g)	Investment Canada Act. Purchaser is controlled by a WTO investor within the meaning of the Investment Canada Act.

(h)	OrthoPediatrics Stock. The OrthoPediatrics Stock to be issued to Fady, Enrique and James in accordance with this Agreement has been duly and validly reserved for issuance by OP and will be, upon issuance on the Closing Date, validly issued as fully paid and non-assessable shares, free and clear of all Liens. The OrthoPediatrics Stock to be issued to Fady, Enrique and James will be issued in accordance with this Agreement, in compliance with all applicable Laws, including all applicable state and securities laws governing private placements. Assuming the representations and warranties of each of Minority Vendors acquiring OrthoPediatrics Stock in Section 3.1(h) are true and accurate, the issuance of the OrthoPediatrics Stock is and will be exempt from the registration provisions pursuant to the Securities Act and the registration and qualification provisions of all applicable state and securities laws. OP hereby agrees to fully cooperate with each of Fady, Enrique and James to permit him to rely on an available Canadian statutory exemption in connection with the resale of its OrthoPediatrics Stock once the transfer restrictions contained in his restricted share ownership agreement have lapsed.

4.2	Investigation

Each of OP and Purchaser acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, results of operations and projected operations of the Corporation, the Business and 113 and the nature and condition of their properties, assets and liabilities and, in making the determination to proceed with the transactions contemplated by this Agreement, has relied solely on the results of its and its Affiliates own independent investigation and the representations and warranties set forth in Article 3. In light of these inspections and investigations and the representations and warranties made to Purchaser by Vendors in Article 3, Purchaser is relinquishing any right to any claim based on any representations and warranties other than those specifically included in Article 3. Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of Vendors set forth in Article 3.

Article 5
PRE-CLOSING COVENANTS OF THE PARTIES

5.1	Operation of the Business

Except as otherwise contemplated or permitted by this Agreement or with the prior consent of Purchaser (such consent not to be unreasonably withheld or delayed), during the Interim Period, each of Vendors (through 113, in the case of Minority Vendors, and directly, in the case of Dujovne Vendors) shall cause the Corporation to operate the Business in the Ordinary Course consistent with past practices and comply in all material respects with all material applicable Laws. During the Interim Period, each of Vendors (through 113, in the case of Minority Vendors, and directly, in the case of Dujovne Vendors) shall cause the Corporation to:

(a)	use its commercially reasonable efforts to preserve intact the goodwill and staff of the Corporation, and the relationships of the Corporation with customers, suppliers, employees, contracting parties, Governmental Entities and other Persons having business relations with the Corporation;

(b)	maintain in full force and effect all material Authorizations which are presently held and are required for the operations of the Corporation as presently conducted;

(c)	maintain all of the material assets of the Corporation in a manner consistent with past practices, reasonable wear and tear excepted, and maintain the types and levels of insurance currently in effect in respect of such assets; and

(d)	take such remaining steps as are necessary or desirable in respect of the Reorganization.

5.2	Negative Covenant in respect of the Corporation

Except as otherwise contemplated or permitted by this Agreement (including in order to give effect to the Reorganization), during the Interim Period, each of Vendors (through 113, in the case of Minority Vendors, and directly, in the case of Dujovne Vendors) shall cause the Corporation not to, without the prior consent of Purchaser (which shall not be unreasonably withheld or delayed), take any action that would cause any of the representations or warranties contained in Sections 3.2(a), 3.2(b), 3.2(e) and 3.2(g) to be untrue, as of the Closing Date. Without limiting the foregoing, during the Interim Period, except as contemplated or permitted by this Agreement (including in order to give effect to the Reorganization) or as provided in Section 5.2 of the Disclosure Letter, each of Vendors (through 113, in the case of Minority Vendors, and directly, in the case of Dujovne Vendors) shall cause the Corporation not to, without the prior consent of Purchaser:

(a)	split, combine or reclassify any of its shares, or issue, grant, reprice, redeem, repurchase or otherwise acquire shares in the capital of the Corporation, any options, warrants, rights with respect to shares in the capital or bonds of the Corporation, debentures, notes or other corporate security of the Corporation, or reserve, declare, make or pay any dividend or make any other distributions on the share capital of the Corporation;

(b)	enter into any Material Contract, terminate any Material Contract or amend any Material Contract, or claims or waive any material rights of value, except in the Ordinary Course consistent with past practice;

(c)	do any act or fail to do any act which will cause a material breach or default in any of the Material Contracts;

(d)	create any Lien (other than a Permitted Lien) on any portion of the assets of the Corporation, other than pursuant to the Material Contracts;

(e)	sell, transfer or otherwise dispose of any of the assets of the Corporation valued at more than $100,000 in the aggregate except in the Ordinary Course;

(f)	adopt or amend any Employee Plan (or any plan that would be an Employee Plan if adopted), except for the renewal of Employee Plans in the Ordinary Course, or enter into or adopt any collective bargaining agreement or other contract with any labour organization, union or association, except in each case as required by applicable Laws;

(g)	grant to any executive officer or employee of the Corporation any increase in compensation or benefits, except in the Ordinary Course and consistent with past practice or as may be required under existing Contracts;

(h)	incur or assume any indebtedness, obligation or liability in excess of $100,000 or guarantee any indebtedness in excess of $100,000, other than in the Ordinary Course or as may be required under existing Contracts;

(i)	make any change in any method of accounting or accounting practice or policy other than those required by GAAP;

(j)	acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business of any Person;

(k)	make or incur any capital expenditure that, individually or in the aggregate, is in excess of $100,000;

(l)	solicit offers or have discussions regarding a merger, sale, restructuring, or other disposition of all or substantially all of its assets or a sale of a controlling interest in its share capital (an “Alternative Transaction”) with any party other than Purchaser or OP or provide any material non-public information to any other party regarding the Corporation in regard to an Alternative Transaction;

(m)	timely notify OP in the event that any proposal, offer, or material inquiry with respect to an Alternative Transaction is made by a third party to the Corporation or Vendors or their respective agents; or

(n)	authorize any of the foregoing, or commit or agree to take actions, whether in writing or otherwise, to do any of the foregoing.

5.3	Negative Covenant in respect of 113

Except as otherwise contemplated or permitted by this Agreement, during the Interim Period, each of Minority Vendors shall cause 113 not to, without the prior consent of Purchaser (which shall not be unreasonably withheld or delayed), take any action that would cause any of the representations or warranties contained in Sections 3.3(a), 3.3(d) and 3.3(f) to be untrue, as of the Closing Date. Notwithstanding anything in this Agreement, the Minority Vendors will be permitted, during the Interim Period, to cause 113 to use any cash on hand to pay off all or part of its current liabilities, as well as any portion of the 113 Indebtedness.

5.4	Limited Access by Purchaser

Each of Vendors (through 113, in the case of Minority Vendors, and directly, in the case of Dujovne Vendors) shall cause the Corporation to permit OP, Purchaser and its representatives, during the Interim Period, to have reasonable access during normal business hours to the assets of the Corporation and shall, upon written request and at the cost of Purchaser, provide copies of the Books and Records as OP or Purchaser shall from time to time reasonably request, strictly to enable confirmation of the matters warranted in Sections 3.1 and 3.2 and to facilitate the obtention of any consent and not for due diligence, investigation or other purposes. OP and Purchaser's rights of access shall be exercised in a manner that does not unreasonably interfere with the operations of the Business. Each of Minority Vendors shall cause 113 to permit OP, Purchaser and its representatives, during the Interim Period, to have reasonable access during normal business hours to the books and records of 113 as OP or Purchaser shall from time to time reasonably request, strictly to enable confirmation of the matters warranted in Section 3.3 and to facilitate the obtention of any consent and not for due diligence, investigation or other purposes.

5.5	Confidentiality

Each of OP and Purchaser hereby agrees and confirms that, unless the Closing occurs, the confidentiality agreement executed by OP on January 21, 2022 and by the Corporation on January 24, 2022 (which agreement is deemed to include and cover all confidential information and documents made available to OP and Purchaser in respect of 113, which information and documents are deemed to form part of the “File of information” as that term is defined in such confidentiality agreement) shall continue to apply and be binding upon OP and deemed to be binding upon Purchaser in accordance with its terms, including upon termination of this Agreement. If the Closing occurs, each of Vendors acknowledges that such confidentiality agreement will terminate.

Article 6
CONDITIONS OF CLOSING

6.1	Conditions of Closing

Each of OP and Purchaser and each of Vendors shall take all actions that are within its control and shall use all commercially reasonable efforts to cause other actions to be taken which are not within its control to procure the satisfaction of the conditions set out in Sections 6.2 and 6.4 which are for the benefit of any other Party.

6.2	Conditions for the Benefit of Purchaser

The purchase and sale of the Purchased Shares is subject to the following conditions to be fulfilled or performed at or prior to the Closing, which conditions are for the exclusive benefit of Purchaser and may be waived, in whole or in part, by Purchaser in its sole discretion:

(a)	Truth of Representations and Warranties

(i)	(A) the Vendor’s Core Representations, the Vendors’ Core Representations and the Minority Vendors’ Core Representations, as applicable, or (B) the representations and warranties of any of Vendors made pursuant to this Agreement that are qualified by a reference to materiality, GAAP, Material Adverse Effect or material adverse effect shall, in each case, be true and correct in all respects on the Closing Date with the same force and effect as if made at and as of the Closing Date; and

(ii)	the other representations and warranties of any of Vendors made pursuant to this Agreement shall be true and correct in all material respects on the Closing Date with the same force and effect as if made at and as of the Closing Date, other than changes arising during the Interim Period in the Ordinary Course consistent with past practice that, in respect of the Corporation, do not have a Material Adverse Effect, or that, in respect of 113, do not have a material adverse effect on the business, assets or financial condition of 113 (provided that any representations and warranties which are confirmed to a specified date shall speak only of such date);

(b)	Performance of Covenants. Each of Vendors shall have fulfilled or complied with, in all material respects, all covenants contained in this Agreement to be fulfilled or complied with by it at or prior to the Closing.

(c)	Certificate. Each of Vendors shall have delivered to Purchaser a certificate dated the Closing Date, certifying the satisfaction of the conditions specified in paragraphs (a) and (b) of this Section 6.2.

(d)	Deliveries by Vendors. Each of Vendors shall have delivered or caused to be delivered to Purchaser (i) the duly executed Transaction Documents to be delivered by it, (ii) the share certificates representing its Purchased Shares, duly endorsed in blank for transfer by it, (iii) the minute books of the Corporation, (iv) a recent certificate of compliance and attestation with respect to the Corporation, (v) the Payout Letters, and (vi) certified copies of the resolutions of the board of directors and shareholders of the Corporation authorizing and approving the transfer of the Purchased Shares held by the Dujovne Vendors.

(e)	Deliveries by Minority Vendors. Each of Minority Vendors shall have delivered or caused to be delivered to Purchaser (i) the minute books of 113, (ii) a recent certificate of compliance and attestation with respect to 113, and (iii) certified copies of the resolutions of the board of directors and shareholders of 113 authorizing and approving the transfer of the Purchased Shares held by the Minority Vendors.

(f)	Consents. Vendors shall have obtained the consents set forth in Section 6.2(f) of the Disclosure Letter (on terms and conditions acceptable to Purchaser acting reasonably and promptly).

(g)	Resignations. All officers specified by Purchaser in writing and all directors of the Corporation and 113 shall have resigned effective as of the Closing.

(h)	Releases. Each of Vendors shall have signed a release in favour of the Corporation releasing the Corporation from all claims or potential claims for any period prior to the Closing (other than in their capacities (i) as a director and/or officer, to the extent of the Corporation’s indemnification obligations to its directors and officers under its by-laws or as provided under applicable Laws and their rights under any directors and officers insurance policies held by the Corporation, (ii) as an employee or consultant of the Corporation, in the case of Fady and Enrique, and (iii) as a party to any assignment of universal invention and memorandum of agreement (royalty agreement) with the Corporation, in the case of James), in form satisfactory to Purchaser, acting reasonably. For purposes of clarity, this release by James of the Corporation excludes any claims or potential claims for accrued obligations of the Corporation (not including breach or alleged breach) for any period prior to the Closing which Heartwood Enterprises, Inc. has or may have against the Corporation including, without limitation, under (a) the consulting agreement between the Corporation and James dated May 1, 2018, which has been amended and assigned in favour of Heartwood Enterprises, Inc., (b) the logistical services agreement entered into between the Corporation and Heartwood Enterprises Inc. and signed March 1, 2022, and (c) the US agent agreement entered into between the Corporation and Heartwood Enterprises Inc. signed on June 20, 2019. Each of Minority Vendors shall have signed a release in favour of 113 releasing 113 from all claims or potential claims for any period prior to the Closing (other than in their capacities as a director and/or officer, to the extent of 113’s indemnification obligations under its by-laws or as provided under applicable Laws and their rights under any directors and officers insurance policies held by 113) in form satisfactory to Purchaser, acting reasonably.

(i)	Employment Conditions. Each of Fady, Enrique and James shall have entered into an employment agreement, in the case of Fady and Enrique, in form and substance set forth as Exhibit F attached hereto, and in the case of James, in form and substance set forth as Exhibit G attached hereto.

(j)	Shareholder Agreements. Vendors shall have terminated (i) the shareholders’ agreement with respect to 113 executed on September 30, 2019 by Enrique, Fady and James, as shareholders, and to which intervened 113, Ariel and the Corporation (the “113 Shareholders Agreement”), and (ii) the shareholders’ agreement with respect to the Corporation executed on October 1, 2019 by Pega Trust, Ariel and 113, as shareholders, and to which intervened the Corporation, Enrique, Fady and James (the “Corporation Shareholders Agreement”).

(k)	113 Indebtedness. At least two (2) Business Days prior to the Closing Date, 113 and Pega Trust shall have confirmed in writing the amount of the 113 Indebtedness.

(l)	113 Indebtedness to Minority Vendors. At least two (2) Business Days prior to the Closing Date, each of Minority Vendors and 113 shall have confirmed in writing the applicable amount of the 113 Indebtedness to Minority Shareholders.

(m)	Termination of Consulting Agreement. The consulting agreement between the Corporation and James dated May 1, 2018, which has been amended and assigned to Heartwood Enterprises, Inc., shall have terminated.

(n)	Delivery of Shares. Pega Trust shall have returned to 113 the share certificates of the Corporation registered in the name of 113 which were hypothecated and pledged by 113 to Pega Trust as security for the 113 Indebtedness and released 113 from its obligations in respect of the 113 Indebtedness.

6.3	Termination by Purchaser

If any of the conditions set forth in Section 6.2 have not been fulfilled in all material respects or waived at or prior to the earlier of the date determined to be the Closing Date by Section 7.1 and September 1, 2022 (the "Drop-Dead Date"), or any material obligation or covenant of Vendors to be performed at or prior to Closing has not been observed or performed by such time, Purchaser may terminate this Agreement by notice in writing to Vendors, and in such event OP and Purchaser shall be released from all obligations hereunder save and except for their obligations under Sections 5.5, 11.3 and 11.5 which shall survive. Vendors shall be released from their obligations if the condition or conditions for the non-performance of which Purchaser has terminated this Agreement is or are not reasonably capable of being performed or caused to be performed by Vendors. If Purchaser waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non-fulfillment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part. If OP or Purchaser or any of its representatives or agents is aware, on or prior to the Closing, that a representation or warranty of any of Vendors is untrue, incorrect or inaccurate or a covenant or obligation of any of Vendors to be performed on or prior to Closing is breached or not performed and Purchaser proceeds with Closing, each of OP and Purchaser shall be deemed to have waived such representation, warranty, covenant or obligation to the extent of any incorrectness, inaccuracy, breach or non-performance thereof, except as otherwise expressly agreed in writing by the Parties at or prior to Closing.

6.4	Conditions for the Benefit of Vendors

The purchase and sale of the Purchased Shares is subject to the following conditions to be fulfilled or performed at or prior to the Closing, which conditions are for the exclusive benefit of Vendors and may be waived, in whole or in part, by Vendors’ Representative in his sole discretion. Notwithstanding the foregoing, any waiver of any condition which is for the exclusive benefit of a specific Minority Vendor may only be waived, in whole or in part, by such Minority Vendor:

(a)	Truth of Representations and Warranties. The representations and warranties of OP and Purchaser made pursuant to this Agreement that are qualified by a reference to materiality or material adverse effect, as well as the representations and warranties in Sections 4.1(b), 4.1(c) and 4.1(h), shall, in each case, be true and correct in all respects as of the Closing Date with the same force and effect as if made at and as of the Closing Date. The other representations and warranties of Purchaser made pursuant to this Agreement shall be true and correct in all material respects on the Closing Date with the same force and effect as if made at and as of the Closing Date.

(b)	Performance of Covenants. Each of OP and Purchaser shall have fulfilled or complied with, in all material respects, all covenants contained in this Agreement to be fulfilled or complied with by it at or prior to the Closing Date.

(c)	Certificate of Officer. Each of OP and Purchaser shall have delivered to Vendors a certificate dated the Closing Date, executed by a senior officer of OP and Purchaser, as applicable, certifying the satisfaction of the conditions specified in paragraphs (a) and (b) of this Section 6.4.

(d)	Deliveries by OP and Purchaser. Each of OP and Purchaser shall have delivered or caused to be delivered to Vendors (i) the duly executed Transaction Documents to be delivered by it, (ii) the Estimated Cash Payment, and (iii) a recent certificate of status, compliance, good standing or similar certificate issued by the appropriate government officials of its jurisdiction of incorporation. OP and Purchaser shall have also delivered or caused to be delivered to each of Fady, Enrique and James share certificates representing the applicable OrthoPediatrics Stock (or book entry of shares) described in Exhibit D.

(e)	Supporting Resolutions. Each of OP and Purchaser shall deliver a certified copy of the resolutions of its board of directors authorizing and approving the execution, delivery and performance of the Transaction Documents and all other documents and instruments to be delivered pursuant hereto and thereto and including, without limitation, the issuance of the applicable OrthoPediatrics Stock to each of Fady, Enrique and James.

(f)	Consents. Each of OP and Purchaser shall have obtained the consents set forth in Section 4.1(c)(iv) of the Purchaser’s Letter (on terms and conditions acceptable to Vendors’ Representative acting reasonably and promptly).

(g)	Release of Officers and Directors. Each of Corporation and 113 shall have signed a release in favour of all its resigning officers and directors releasing them in such capacities from all claims or potential claims for any period prior to the Closing, in a form satisfactory to Vendors’ Representative, acting reasonably.

(h)	Employment Conditions. Each of Fady, Enrique and James shall have entered into an employment agreement in form and substance set forth as Exhibit F attached hereto, in the case of Fady and Enrique, and in form and substance set forth as Exhibit G attached hereto, in the case of James.

(i)	Restricted Stock Unit Award Agreements. OP shall have entered into restricted stock unit award agreements in form and substance set forth as Exhibit I attached hereto with the employees of the Corporation designated by Vendors’ Representative in Exhibit I and in the amounts listed on Exhibit I representing $640,000 in value, and which will vest into common stock on the day prior to the three (3) year anniversary of the Closing Date. The number of restricted stock units to be issued will be determined based on the 15-day volume weighted average price per share of common stock of OP traded on the NASDAQ ending five (5) trading days prior to the Closing Date (as converted from US dollars into Canadian dollars based on the noon spot exchange rate of the National Bank of Canada on such fifth (5th) trading day).

(j)	Shareholders Agreements. The applicable Vendors shall have been released by 113 from any obligations of the shareholders and Ariel under the 113 Shareholders Agreement, and the applicable Vendors shall have been released by the Corporation from any obligations of the shareholders, Enrique, Fady and James under the Corporation Shareholders Agreement.

(k)	Release of Guarantee. National Bank of Canada shall have released Ariel from his guarantee in respect of the Corporation’s Indebtedness to it.

6.5	Termination by Vendors

If any of the conditions set forth in Section 6.4 have not been fulfilled in all material respects or waived at or prior to the earlier of the date determined to be the Closing Date by Section 7.1 and the Drop-Dead Date, or any material obligation or covenant of OP or Purchaser to be performed at or prior to the Closing Date has not been observed or performed by such time, Vendors’ Representative may terminate this Agreement by notice in writing to Purchaser, and in such event Vendors shall be released from all obligations hereunder save and except for their obligations under Sections 11.3 and 11.5 which shall survive. Each of OP and Purchaser shall be released from its obligations if the condition or conditions for the non-performance of which Vendors’ Representative has terminated this Agreement is or are not reasonably capable of being performed or caused to be performed by OP or Purchaser. If Vendors’ Representative waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non-fulfillment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part. If any of Vendors or any of their representatives or agents is aware, on or prior to the Closing, that a representation or warranty of OP or Purchaser is untrue, incorrect or inaccurate or a covenant or obligation of OP or Purchaser to be performed on or prior to Closing is breached or not performed and Vendors proceed with the Closing, Vendors shall be deemed to have waived such representation, warranty, covenant or obligation to the extent of such incorrectness, inaccuracy, breach or non-performance, except where otherwise expressly agreed in writing by the Parties at or prior to Closing.

6.6	Financial Capacity

OP and Purchaser hereby acknowledge, confirm and agree that they have, and will on the Closing Date have, the necessary cash and stock to acquit the Estimated Closing Consideration in full.

Article 7
CLOSING

7.1	Date, Time and Place of Closing

The completion of the transactions of purchase and sale contemplated by this Agreement shall take place at the offices of Lapointe Rosenstein Marchand Melançon LLP, 1300-1 Place Ville Marie, Montréal QC Canada, H3B 0E6, at 10:00 a.m. on the Closing Date or on such other date and at such other time as may be agreed upon in writing between Vendor’s Representative and Purchaser, the whole with effect as of the Effective Time.

Article 8
POST-CLOSING COVENANTS

8.1	Further Assurances

Each Party upon the request of any other, whether at or after the Closing, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further conveyances, transfers, assignments and other assurances as may be reasonably required to effectively transfer the Purchased Shares to Purchaser and carry out the intent of this Agreement and the other Transaction Documents.

8.2	Purchaser's Assistance to Vendors

Following the Closing, each of OP and Purchaser agrees to provide or cause each of the Corporation and 113 to promptly provide to each of Vendors or Vendors’ Representative, as applicable, if reasonably requested by it, reasonable access to and assistance from employees or officers of the Corporation and 113 to the extent required or desirable to enable such Vendor or Vendors’ Representative, as applicable, to best deal with or settle any third party liabilities or claims which are the subject of indemnification by such Vendor pursuant to this Agreement.

8.3	Tax Filings

(1)            Purchaser shall prepare or cause to be prepared, consistent with past practices and positions taken by the Corporation or 113 prior to the Closing except as required under applicable Law, and timely file or cause to be filed, all tax returns in respect of any Pre-Closing Tax Period for the Corporation and 113 that are required to be filed after the Closing Date. Purchaser shall provide the Vendors’ Representative, in respect of the Corporation’s tax returns, and Minority Vendors, in respect of 113’s tax returns, with a draft of such tax returns sixty (60) days prior to filing the tax returns with the appropriate Governmental Entity accompanied by an allocation between the Pre-Closing Tax Period and the Post-Closing Tax Period of the Taxes shown to be due on the applicable tax return. Vendors’ Representative or Minority Vendors, as applicable, shall have the right to review the draft of the applicable tax returns and allocation provided to them by Purchaser and make any comments that they deem appropriate within thirty (30) days after receipt thereof.

(2)            If applicable, within such thirty (30) days period, Vendors’ Representative or Minority Vendors, as applicable, shall deliver to Purchaser a written request for changes to the applicable tax return or allocation. Such changes shall be confined to items which Vendors’ Representative or Minority Vendors, as applicable, reasonably believe could adversely impact Vendors or Minority Vendors, as applicable, with respect to Taxes in respect of such Pre-Closing Tax Period. If Vendors’ Representative or Minority Vendors, as applicable, deliver such a request, Purchaser and Vendors or Minority Vendors, as applicable, shall in good faith attempt to resolve any matters in dispute with respect to the applicable tax return as promptly as practicable. If they are unable to resolve all such items in dispute within ten (10) days after the receipt of such written request, then those items or calculations in dispute shall be submitted for resolution within five (5) Business Days following such ten (10) day period to the Independent Firm. The Independent Firm, acting as an expert and not as arbitrator, will limit its review only to the specific items or calculations in dispute (except to the extent that GAAP or the Methodologies require adjustments to other items as a result thereof). Purchaser and Vendors’ Representative or Minority Vendors, as applicable, shall use commercially reasonable efforts to cause the Independent Firm to submit its determination or opinion in a written statement delivered to Vendors’ Representative or Minority Vendors, as applicable, and Purchaser as promptly as practicable, but in no event later than fifteen (15) Business Days of the appointment of such Independent Firm, and such determination or opinion, together with those items accepted by Purchaser and Vendors’ Representative or Minority Vendors, as applicable, in respect of the applicable tax return, shall be conclusive, final and binding on all the Parties without possibility of amendment or appeal and shall constitute the final content of such tax return in respect of the disputed items.

(3)            The Parties shall cooperate fully in the preparation of such tax return. While the Independent Firm is making its determination hereunder, the Parties shall not communicate with the Independent Firm on the subject matter of its review, except by joint conference call, joint meeting or letter with copy simultaneously delivered to the other Parties.

(4)            If Purchaser and Vendors’ Representative or Minority Vendors, as applicable, working with the Independent Firm, if applicable, are unable to resolve any issue by the date that is three (3) Business Days prior to the due date (including any extension thereof) for the filing of the applicable tax return in question, such tax return shall be filed in such manner as Vendors’ Representative or Minority Vendors, as applicable, determine is correct, without prejudice to the resolution of the dispute; provided that, once the resolution of such dispute has been determined, the applicable tax return shall be amended, if necessary, to include the final resolution of such dispute and the prevailing Party shall bear the associated costs in the manner set forth in Section 8.3.

(5)            The applicable Parties will bear their respective fees and expenses (including those of their respective advisors) in preparing or reviewing, as the case may be, tax returns contemplated in this Section 8.3. The fees and expenses of the Independent Firm will be allocated between Purchaser and Vendors or Minority Vendors, as applicable, as determined (and as set forth in the final determination) by the Independent Firm based upon the relative success (in terms of percentages) of each of the Purchaser’s claim, on the one hand, and Vendors’ or Minority Vendors’, as applicable, claim, on the other hand. For example, if the final determination reflects a sixty-forty (60-40) compromise of the Purchaser’s claims, the Independent Firm would allocate expenses forty percent (40%) to the party (i.e., either the Purchaser, on the one hand, or Vendors or Minority Vendors, as applicable, on the other hand) whose claims were determined to be sixty percent (60%) successful and sixty percent (60%) to the party (i.e., either the Purchaser, on the one hand, or Vendors or Minority Vendors, as applicable, on the other hand) whose claims were determined to be forty percent (40%) successful. The procedures provided for by this Section 8.3 shall be the exclusive and conclusive methodology for determination of the matters covered thereby and shall be binding upon the applicable Parties and shall not be contested by any of them other than as provided for in this Section 8.3. The fees and expenses allocated to Vendors under this Section 8.3(5), insofar as they relate to the Corporation, shall be shared by Vendor Groups based on their respective Pro Rata Share and the fees and expenses allocated to Minority Vendor Groups under this Section 8.3(5), insofar as they relate to 113, shall be shared by Minority Vendor Groups based on their respective Pro Rata Share.

(6)            Unless required by applicable Law, without the prior written consent of Vendors’ Representative or Minority Vendors, as applicable, (such consent not to be unreasonably withheld), the Corporation or 113, as applicable, shall not, and the Purchaser shall cause Corporation or 113, as applicable, not to, (a) file an amended tax return relating to a Pre-Closing Tax Period, (b) extend or waive, or cause to be extended or waived, any limitations or prescription periods pursuant to applicable Tax Laws, or any other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period, (c) make any election in respect of a Pre-Closing Tax Period or (d) enter into any voluntary disclosure agreement with any Governmental Entity with respect to Taxes for a Pre-Closing Tax Period.

8.4	Securities Act Compliance.

(a)	Compliance with Laws. Each Minority Vendor entitled to OrthoPediatrics Stock acknowledges and agrees that the shares of OrthoPediatrics Stock to be issued to him hereunder may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state, federal, Canadian or foreign securities Laws. In connection with any transfer of the shares other than (i) pursuant to an effective registration statement, (ii) to Purchaser or OP or (iii) pursuant to Rule 144, OP may require the transferor thereof to provide to OP, at the transferor’s expense, an opinion of counsel selected by the transferor and reasonably acceptable to OP, the form and substance of which opinion shall be reasonably satisfactory to OP, to the effect that such transfer does not require registration of such transferred shares under the Securities Act.

(b)	Legends. The book entry representing the shares of OrthoPediatrics Stock to be issued hereunder shall be restricted with a stop order in substantially the following form, until such time as they are not required under Section 8.4(d) or applicable Laws:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES ARE ALSO SUBJECT TO TRANSFER RESTRICTIONS CONTAINED IN A RESTRICTED SHARE OWNERSHIP AGREEMENT BETWEEN THE HOLDER AND THE ISSUER. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT (PROVIDED THAT THE TRANSFEROR PROVIDES THE ISSUER WITH REASONABLE ASSURANCES THAT THE SECURITIES MAY BE SOLD PURSUANT TO SUCH RULE). NO REPRESENTATION IS MADE BY THE ISSUER AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT FOR RESALES OF THESE SECURITIES.

(c)            In order to enable each of Vendors entitled to OrthoPediatrics Stock hereunder to sell the OrthoPediatrics Stock under Rule 144 of the Securities Act, from the Closing Date until the later of (i) six (6) months following the Closing Date; or (ii) three (3) months following the lapse of the transfer restrictions on the OrthoPediatrics Stock contained in their respective restricted share ownership agreements, OP shall both (i) maintain the registration of the OP common stock under Section 12(b) or 12(g) of the Exchange Act, and (ii) timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by OP pursuant to the Exchange Act. During such period, if OP is not required to file reports pursuant to such laws, it will prepare and furnish to each of Vendors entitled to OrthoPediatrics Stock hereunder and make publicly available the information described in Rule 144(c)(2), if the provision of such information would allow resales of the shares of OrthoPediatrics Stock issuable hereunder pursuant to Rule 144.

(d)            Removal of Legends. The stop order set forth in Section 8.4(b) above shall be removed following the lapse of the transfer restrictions contained in the applicable restricted share ownership agreement if (i) such shares are registered for resale under the Securities Act, or (ii) such shares are sold or transferred pursuant to Rule 144 (if the transferor is not an Affiliate of OP). Following the satisfaction of the conditions set forth above, OP shall instruct its transfer agent to remove the stop order from the shares and shall cause its counsel to issue any legend removal opinion required by the transfer agent within three (3) trading days following a Vendor’s delivery of proper transfer instruction and a proper representation letter to OP or its transfer agent with content reasonably required by OP’s counsel.

8.5            Other Covenant.

In the event that receivables of the Corporation from Orphan Group Ltd. in the amount of $33,530 (G.L. # associated 1201 in respect of invoices dated January 24, 2022) are not collected prior to the Closing, Purchaser and OP covenant to forthwith remit to Vendors any and all amounts that are collected by the Corporation following the Closing in respect thereof, which amounts shall be treated by Vendors and Purchaser as an adjustment to the Closing Consideration.

Article 9
INDEMNIFICATION; Remedies

9.1	Survival

The representations, warranties, covenants and agreements of the Parties contained in this Agreement shall survive the Closing, regardless of any investigation made by or on behalf of Vendors, OP or Purchaser unless otherwise provided for in this Agreement, for a period of eighteen (18) months after the Closing Date; provided, however, that (i) Vendor’s Core Representations, Vendors’ Core Representations and Minority Vendors’ Core Representations shall survive the Closing and remain in full force and effect for a period of thirty-six (36) months after the Closing Date, (ii) the representations and warranties set out in Section 3.2(w) and 3.3(i) shall survive until the date that is thirty (30) days following the expiration of all periods allowed for objecting to or appealing from the final determination of any proceedings relating to any assessment, reassessment or additional assessment of the Corporation or 113 by any Governmental Entity in respect of any Tax period ending on or prior to the Closing Date (for these purposes, a final determination shall mean (A) the expiry of the delay to appeal from or object to the relevant assessment, reassessment or additional assessment by Canada Revenue Agency, Revenue Québec or other taxing authority if no appeal is taken or no objection is made, (B) the entering into of any agreement by the Corporation or 113 and a taxing authority in settlement of a dispute regarding such assessment, reassessment, additional assessment or proposed assessment, reassessment or additional assessment, or (C) the decision by a court or tribunal of competent jurisdiction regarding the relevant assessment, reassessment or additional assessment from which no appeal may be taken or the period during which an appeal may be taken has expired and no appeal has been taken); (iii) any claim for any breach of any representation or warranty that constitutes fraud shall survive the Closing and remain in full force and effect indefinitely; (iv) all covenants and agreements of the Parties set forth in this Agreement shall survive the Closing and remain in full force and effect indefinitely, other than those which by their terms contemplate performance after the Closing Date for a specified period, in which case such covenant or agreement shall survive Closing for the specified period contemplated by its terms; and (v) indemnity by Vendors of Purchaser related to the matters disclosed in Section 9.2(a) of the Disclosure Letter shall continue indefinitely.

9.2	Indemnification by Vendors

(a)	Each of Vendors jointly (and not solidarily) agrees, subject to the other terms and conditions of this Article 9, to indemnify, defend and hold harmless Purchaser from all Losses by Purchaser as a result of (i) the inaccuracy of any representation or warranty of such Vendor contained in Section 3.1; and (ii) any breach by such Vendor of any covenants or agreement to be performed by it pursuant to this Agreement. Minority Vendor Groups jointly (and not solidarily) on the basis of their respective Pro Rata Share, agree, subject to the other terms and conditions of this Article 9, to indemnify, defend and hold harmless Purchaser from all Losses by Purchaser as a result of the inaccuracy of any representation or warranty of Minority Vendors contained in Section 3.3. In addition, Vendor Groups jointly (and not solidarily) on the basis of their respective Pro Rata Share, agree, subject to the other terms and conditions of this Article 9, to indemnify, defend and hold harmless Purchaser from all Losses by Purchaser as a result of the inaccuracy of any representation or warranty of Vendors contained in Section 3.2 or as a result of the matters disclosed in Section 9.2(a) of the Disclosure Letter. Notwithstanding the foregoing, (A) as concerns each of Ariel, ArielCo and Pega Trust’s indemnification obligations under this Section 9.2(a), Ariel, ArielCo and Pega Trust shall be bound solidarily, (B) as concerns each of Enrique and EGB Trust’s indemnification obligations under this Section 9.2(a), Enrique and EGB Trust shall be bound solidarily, and (C) as concerns each of Fady and Fady Trust’s indemnification obligations under this Section 9.2(a), Fady and Fady Trust shall be bound solidarily.

(b)	Notwithstanding anything contained in this Agreement, (i) the rights of Purchaser to indemnification under this Article 9 shall constitute the sole and exclusive remedies of OP and Purchaser for any breach by Vendor(s) (which for purposes of clarity in this Article 9, may be a reference to Vendor Group(s) or may only be a reference to Minority Vendor(s) or Minority Vendor Group(s), where applicable), of any provision of this Agreement, and (ii) no claim may be asserted nor any action commenced against Vendor(s) for indemnification under Section 9.2 unless written notice describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action is received by Vendor(s) on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or action is based ceases to survive as set forth in Section 9.1; provided, however, that Purchaser may pursue specific performance and other equitable remedies for any matter that is indemnifiable under clause (ii) of Section 9.2(a).

(c)	The indemnification obligations of Vendors pursuant to Section 9.2(a) in respect of any inaccuracy of any representation or warranty of Vendors contained in Section 3.2 shall not be effective until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant thereto exceeds one percent (1%) of the Estimated Closing Consideration (the "Threshold Amount"), and then only to the extent such aggregate amount exceeds the Threshold Amount; provided, however, that in respect of the Vendors’ Core Representations or in the case of fraud by Vendors in respect of any inaccuracy of any of the other representations or warranties of Vendors contained in Section 3.2, the Threshold Amount shall not apply.

(d)	The aggregate indemnification obligations of each Vendor pursuant to Section 9.2(a) (other than Section 9.2(a)(ii) or in respect of the matters disclosed in Section 9.2(a) of the Disclosure Letter) shall be limited to an amount equal to ten percent (10%) of the Closing Consideration actually received by it at such time as the claim for indemnity hereunder is made (less in respect of each of Fady, Enrique and James, his Restricted Stock Consideration) and no indemnification pursuant to such provisions shall be payable thereafter; provided, however, that in respect of Vendor’s Core Representations, Vendors’ Core Representations and Minority Vendors’ Core Representations, and in the case of fraud, such aggregate indemnification limitation of each Vendor shall be the Closing Consideration actually received by it at such time as the claim for indemnity hereunder is made (less in respect of each of Fady, Enrique and James, his Restricted Stock Consideration), and no indemnification pursuant to such provision shall be payable thereafter.

(e)	Any claim, including a third party claim, for which Purchaser is entitled to indemnification from Vendors resulting from the inaccuracy of any representation or warranty of Vendors contained in Section 3.2 or the matters disclosed in Section 9.2(a) of the Disclosure Letter shall be negotiated and determined by Vendors’ Representative.

9.3	Indemnification by OP and Purchaser

(a)	OP and Purchaser solidarily agree, subject to the other terms and conditions of this Article 9, to indemnify, defend and hold harmless Vendors from all Losses by Vendors as a result of (i) the inaccuracy of any representation or warranty of OP or Purchaser contained in this Agreement; and (ii) any breach by OP or Purchaser of the covenants and agreements to be performed by OP or Purchaser pursuant to this Agreement.

(b)	Notwithstanding anything to the contrary contained in this Agreement, (i) the rights of Vendors to indemnification under this Article 9 shall constitute the sole and exclusive remedies of Vendors for any breach by OP or Purchaser of any provision of this Agreement, and (ii) no claim may be asserted nor any action commenced against OP or Purchaser for indemnification under Section 9.3(a) unless written notice describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action is received by Purchaser on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or action is based ceases to survive as set forth in Section 9.1; provided, however, that Vendors may pursue specific performance and other equitable remedies for any matter that is indemnifiable under clause (ii) of Section 9.3(a).

(c)	Any claim, including a third party claim, for which Vendors are entitled to indemnification from OP and Purchaser resulting from this Section 9.3 shall be made, negotiated and determined by Vendors’ Representative.

9.4	Notice of Potential Claims for Indemnification

(a)	Subject to Sections 9.2(e) and 9.3(c), an indemnified party (the "Indemnitee") shall give the indemnifying party or parties (each, an "Indemnifying Party") prompt written notice (an "Indemnification Notice") of any matter or event that could give rise to a claim for indemnification by the Indemnifying Party under this Article 9, including any third party claim (an "Indemnification Claim"). Each Indemnification Notice shall specify the basis on which indemnification is sought and the Indemnitee’s good faith estimate of the amount of its Losses and, in the case of a third party claim, contain (by attachment or otherwise) such other information as such Indemnitee may have concerning such third party claim. After the delivery of an Indemnification Notice, the Indemnitee shall provide prompt written notice to the Indemnifying Party of all developments relating to the related Indemnification Claim and any material changes in Indemnitee’s good faith estimate of the amount of its Losses. The Indemnitee shall provide the Indemnifying Party with access, upon reasonable notice and during normal business hours, to its books and records, properties and personnel relating to the Indemnification Claim. The Indemnitee will not be entitled to indemnification for Losses of the Indemnitee to the extent that any delay in providing an Indemnification Notice or notice of future developments or other failure to follow the procedures set forth in this Article 9 prejudices the Indemnifying Party’s ability to defend a third party claim or otherwise affects Indemnifying Party’s ability to reduce the amount of indemnifiable Losses.

(b)	If the Indemnification Claim involves a third party claim, the provisions set forth in Section 9.5 shall be applicable.

9.5	Third Party Claims

Subject to Sections 9.2(e) and 9.3(c), the obligations and liabilities of the Parties hereunder with respect to a third party claim for which an Indemnitee is entitled to indemnification pursuant to this Article 9 shall be subject to the following terms and conditions:

(a)	The Indemnifying Party shall have the right, but not the obligation, to defend against and to direct the defense of any such third party claim and any related proceeding, in its name or in the name of the Indemnitee, at the Indemnifying Party’s expense and with counsel of the Indemnifying Party’s own choosing, and Indemnitee shall cooperate in the defense thereof. The Indemnitee may participate in such defense with counsel of its own choosing, at its own expense. The Indemnifying Party shall not, as long as it conducts the defense of any proceeding on behalf of the Indemnitee, be liable to the Indemnitee under this Article 9 for any fees of other counsel or any other expenses with respect to the defense of such proceeding incurred by the Indemnitee in connection with the defense of such proceeding.

(b)	If, however, the Indemnifying Party fails or refuses to undertake the defense of such third party claim within fourteen (14) days after the Indemnification Notice has been given to the Indemnifying Party by the Indemnitee (or, if later, fourteen (14) days after a proceeding is brought by the third party making the third party claim) or if Indemnifying Party later withdraws from such defense, the Indemnitee shall have the right to undertake the defense of such claim with counsel of its own choosing, with Indemnifying Party responsible for the reasonable costs and expenses of such defense. No settlement of, or payment in respect of, any third party claim involving potential liability of the Indemnifying Party under this Article 9 shall be made by or on behalf of the Indemnitee without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

9.6	Subrogation

Upon payment in full of any Indemnification Claim, including the payment of any judgment or settlement with respect to a third party Indemnification Claim, the Indemnifying Party shall be subrogated to the extent of such payment to the rights of the Indemnitee against any Person with respect to the subject matter of such Indemnification Claim. The Indemnitee shall assign or otherwise cooperate with the Indemnifying Party, at the cost and expense of the Indemnifying Party, to pursue any claims against, or otherwise recover amounts from, any Person liable or responsible for any Losses for which indemnification has been received pursuant to this Agreement.

9.7	Tax Effect, Insurance and Other Recoveries

(a)	All indemnification payments payable hereunder shall be reduced by the amount of insurance proceeds received by or payable to the Indemnitee as a result of the Loss for which the Indemnitee is seeking indemnification (or, if greater, the insurance that would have been available for such a claim under the insurance maintained by Vendors for the Corporation as of the Closing Date had such claim been made prior to the Closing Date). Each Party agrees to promptly make a claim against any applicable insurance with respect to any Loss that would otherwise be payable pursuant to Sections 9.2 or 9.3.

(b)	Indemnification payments in Sections 9.2 and 9.3 shall be paid by the Indemnifying Party without reduction for any Tax Benefits available to the Indemnitee. However, to the extent that the Indemnitee recognizes Tax Benefits as a result of any Loss, the Indemnitee shall pay the amount of such Tax Benefits (but not in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Loss) to the Indemnifying Party as and when such Tax Benefits are actually recognized by the Indemnitee. For this purpose, the Indemnitee shall be deemed to recognize a tax benefit (“Tax Benefit”) with respect to a taxable year if, and to the extent that, the Indemnitee’s cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Loss from all taxable years, exceeds the Indemnitee’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Loss for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for any taxable year).

(c)	Any indemnification payment made under this Article 9 shall be treated by Vendors and Purchaser as an adjustment to the Closing Consideration.

9.8	Miscellaneous

(a)	Each of Vendors and Purchaser shall be responsible, as Indemnitee, for taking or causing to be taken all reasonable steps to mitigate its Losses upon and after becoming aware of any event that could reasonably be expected to give rise to Losses that may be indemnifiable under this Article 9.

(b)	Each of OP and Purchaser acknowledges that it and its representatives have been permitted access to the Books and Records, books and records of 113, facilities, equipment, Tax returns, contracts, insurance summaries and other property and assets of the Corporation and 113 that Vendors have made available to OP and Purchaser, and each of OP and Purchaser has not been refused access to any document, asset or facilities relating to the Corporation or 113 that it has requested to see or review. Other than the indemnification obligations of each of Vendors set forth in Article 9, none of Vendors, its subsidiaries or Affiliates, or any of their respective officers, directors, employees, trustees or representatives, will have or be subject to any liability or indemnification obligation to OP, Purchaser or to any other Person resulting from the distribution to OP, Purchaser, its Affiliates or representatives of, or OP or Purchaser’s use of, any information relating to the Corporation or 113, including the confidential offering memorandum in respect of the Corporation and any information (whether oral or in writing), documents or material made available to OP or Purchaser in the “DataSite – Project Unicorn” virtual data room to which each of OP and Purchaser has had access, management presentations, functional break-out discussions, responses to questions submitted on behalf of OP or Purchaser or in any other form in anticipation of the transactions contemplated by this Agreement. OP and Purchaser solidarily represent and warrant that nothing has come to their attention that would indicate that any of the representations or warranties of any of Vendors set forth in Article 3 are incorrect or inaccurate, and each of Vendors jointly (and not solidarily) represents and warrants that nothing has come to its attention that would indicate that any of the representations or warranties of OP or Purchaser set forth in Article 4 are incorrect or inaccurate.

(c)	No breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any Party hereto, after the Closing, to rescind this Agreement or any of the transactions contemplated hereby.

(d)	Within ten (10) days after any final decision, judgment or award shall have been rendered by a court or tribunal of competent jurisdiction and a resolution of any appeal therefrom and the expiration of the time in which to appeal therefrom), or a settlement shall have been consummated, or the Indemnitee and the Indemnifying Party shall have arrived at a mutually binding agreement, in each case, with respect to a claim hereunder (i) if the claim for indemnification was brought pursuant to Section 9.3, OP and Purchaser shall pay or cause to be paid all sums due and owing to the Indemnified Party in immediately available funds to accounts specified by Vendors’ Representative and (ii) if the claim for indemnification was brought pursuant to Section 9.2, Purchaser and the applicable Vendor shall cause the Escrow Agent to pay to Purchaser (payable by wire transfer of immediately available funds in accordance with the written payment instructions furnished by Purchaser to the Escrow Agent), from such Vendor Group’s portion of the Indemnity Holdback, any sums due and owing in accordance with this Article 9, and if the sums due and owing to Purchaser exceed such Vendor Group’s portion of the remaining Indemnity Holdback, such Vendor Group shall pay or cause to be paid all additional sums due and owing to the Purchaser in immediately available funds to an account specified by Purchaser. Any of the Indemnity Holdback remaining, net of the amount of any outstanding, unresolved claims of Losses brought pursuant to Section 9.2 (the amounts set forth, the “Reserve Amounts”), shall automatically be released and distributed to the applicable Vendor after the date that is eighteen (18) months following the Closing Date and Purchaser and applicable Vendor agree to instruct the Escrow Agent accordingly. The Reserve Amounts shall be disbursed by the Escrow Agent, promptly after the unresolved indemnification claims to which they relate are finally resolved in accordance with this Article 9 as confirmed by a joint written direction of the applicable Vendor and Purchaser or a final, non-appealable judgment of a court or tribunal of competent jurisdiction.

Article 10
NON-COMPETITION

10.1	Term

The term of this Article 10 shall commence on the Closing Date and shall expire on the fifth (5th) anniversary of the Closing Date in respect of each of the Dujovne Vendors and on the third (3rd) anniversary of the Closing Date in respect of each of the Minority Vendors (each, the “Term”).

10.2	Non-Competition

During the applicable Term, each Vendor shall not (and shall not cause each of its Affiliates not to), on its own behalf or on behalf of or in connection with any Person, directly or indirectly, in any capacity whatsoever including as an employer, employee, principal, agent, joint venturer, partner, shareholder or other equity holder, independent contractor, licensor, licensee, franchiser, franchisee, distributor, consultant, supplier or trustee or by and through any corporation, cooperative, partnership, trust or otherwise carry on, be engaged in, have any financial or other interest in or be otherwise commercially involved in any endeavour, activity or business in all or any part of the Territory which is directly competitive with the Business as conducted as of the date hereof (the "Restricted Business").

10.3	Non-Solicitation of Customers

During the applicable Term, each Vendor shall not (and shall cause each of its Affiliates not to) on its own behalf or on behalf of or in connection with any other Person, directly or indirectly, in any capacity whatsoever including as an employer, employee, principal, agent, joint venturer, partner, shareholder or other equity holder, independent contractor, licensor, licensee, franchisor, franchisee, distributor, consultant, supplier or trustee or by or through any corporation, cooperative, partnership, trust or otherwise:

(a)	canvass or solicit the business of (or procure or assist the canvassing or soliciting of the business of) any Customer with respect to the Restricted Business; or

(b)	accept (or procure or assist the acceptance of) any business from any Customer with respect to the Restricted Business; or

(c)	supply (or procure or assist the supply of) any goods or services to any Customer with respect to the Restricted Business.

10.4	Non-Solicitation of Employee

(a)	During the applicable Term, each Vendor shall not and shall cause each of its Affiliates not to, on its own behalf or on behalf of, or in connection with, any Person, directly or indirectly, in any capacity whatsoever including as an employer, employee, principal, agent, joint venturer, partner, shareholder, other equity holder, independent contractor, licensor, licensee, franchisor, franchisee, distributor, consultant, supplier or trustee or by or through any corporation, cooperative, partnership, trust or otherwise, (a) offer employment to, solicit the employment or service of, or procure or assist any Person to employ, offer employment to, solicit the employment or service of, or otherwise entice away from the employment or service of the Corporation, any Person who is employed by the Corporation on the Closing Date, or any Person who left his or her employment with the Corporation in the three (3) months prior to the Closing Date.

10.5	Portfolio Exception

No Vendor shall be in default under this Article by virtue of its holding as passive investor not more than five percent (5%) in the aggregate (including shares held by any Affiliates or Persons acting jointly or in concert with such Vendor) of the issued and outstanding shares of a corporation, the shares of which are listed on a recognized stock exchange.

10.6	Reasonableness

Each of Vendors expressly acknowledges that the covenants contained in this Article 10 are necessary for Purchaser to receive the full benefit of the goodwill of the Restricted Business and that this Article 10 is reasonable and valid in all respects and each of Vendors irrevocably waives (and irrevocably agrees not to raise) as a defense any issue of reasonableness (including the reasonableness of the Territory or the duration and scope of such covenants) in any proceeding to enforce any provision of this Article 10.

10.7	Equitable Remedies

In the event of a violation, contravention, breach or threatened breach of this Article 10 by any of Vendors, Purchaser shall be entitled to interim, temporary and permanent injunctive relief. The right of Purchaser to injunctive relief shall be in addition to any and all other remedies available to it and shall not be construed to prevent it from pursuing, either consecutively or concurrently, any and all other legal or equitable remedies available to it including the recovery of monetary damages.

Article 11
MISCELLANEOUS

11.1	Appointment of Vendors’ Representative

Each of Vendors hereby irrevocably designates and appoints Ariel as its sole representative and agent (the “Vendors’ Representative”) to act as attorney-in-fact and mandatary for and on its behalf and in its stead in the circumstances specifically set forth in this Agreement and, in such capacity, to take such actions as he may deem necessary or desirable in these circumstances and Vendors, OP and Purchaser hereby accept such appointment. In the event of the death, incapacity or resignation of Vendors’ Representative, a replacement vendor representative shall be appointed in writing by Ariel, Ariel’s mandataries as to his property or the liquidators of Ariel’s estate, as applicable, to act as the sole Vendors’ Representative in the circumstances specifically set forth in this Agreement and written notice of such appointment shall be given to the other Vendors, OP and Purchaser, and should the replacement be unable to so act, a new replacement representative shall be immediately appointed in writing by Ariel, Ariel’s mandataries as to his property or the liquidators of Ariel’s estate, as applicable and written notice thereof shall be given to the other Vendors, OP and Purchaser. Vendors’ Representative shall be authorized hereby to take any and all actions and make any decisions on behalf of Vendors required or permitted to be taken by any of them in the circumstances specifically set forth in this Agreement. Each of Vendors shall be bound by all actions taken by Vendors’ Representative in such circumstances. OP, Purchaser and their respective Affiliates shall be entitled to rely on any action or decision of Vendors’ Representative without any liability being incurred by OP, Purchaser or their respective Affiliates whatsoever for relying on Vendors’ Representative. For greater certainty, any decision, direction or other determination by Vendors’ Representative hereunder shall be final and binding upon each of Vendors and Vendors acknowledge that OP and Purchaser may rely upon any such decision, direction or other determination.

11.2	Notices

All notices, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given: (a) when received if personally delivered; (b) the Business Day after being sent, if sent for next-day delivery within the United States or Canada by recognized overnight delivery service (e.g., Federal Express); (c) when sent via email (with confirmation of receipt) if sent during normal business hours, failing which on the next Business Day; and (d) upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to the following address or to such other place and with such other copies as any Party may designate as to itself by notice to the others:

(a)	to Purchaser or OP at:

OrthoPediatrics Corp.

2850 Frontier Drive

Warsaw, Indiana 46582
United States of America

Telephone: (574) 268-6379

Facsimile: (574) 269-3692

Attention:	David Bailey, Chief Executive Officer
Daniel Gerritzen, General Counsel and Vice President of Legal

Email:	dbailey@orthopediatrics.com
dgerritzen@orthopediatrics.com

with a copy to:

Dentons Bingham Greenebaum LLP

2700 Market Tower

10 W. Market Street

Indianapolis, Indiana 46204
United States of America

Telephone: (317) 635-8900

Facsimile: (317) 236-9907

Attention:	Jeremy E. Hill, Esq.
Tonya Vachirasomboon, Esq.

Email:	jeremy.hill@dentons.com
tonya.vachirasomboon@dentons.com

(b)	to Ariel, Pega Trust, ArielCo, Dujovne Vendors or Vendors’ Representative at:

244-2600 Pierre-Dupuy Avenue
Montréal QC H3C 3R6

Attention:	Ariel Dujovne

Telephone:	(514) 705-8555
Email:	adujovne7@gmail.com

(c)	to Enrique, EGB Trust or Enrique Group at:

10905 St-Urbain Street
Montréal QC H3L 2V4

Attention:	Enrique Garcia-Belenguer

Telephone:	(514) 882-0255
Email:	egarbel@hotmail.com

(d)	to Fady, Fady Trust or Fady Group at:

182 chemin de l’Anse
Vaudreuil-Dorion QC J7V 8P3

Attention:	Fady Rayes

Telephone:	(514) 815-6065
Email:	Fady.rayes83@gmail.com

(e)	to James at:

390 Pappy Road
Jasper TN 37347
United States of America

Attention:	James Edward Orsak

Telephone:	(704) 756-1296
Email:	Jimorsak@gmail.com

with a copy in the case of (b) through (e) (in each case which does not constitute notice to the applicable Vendor) to:

Lapointe Rosenstein Marchand Melançon LLP
1300-1 Place Ville Marie
Montréal QC H3B 0E6

Attention:	Me Perry Kliot

Telephone:	(514) 925-6318
Email:	perry.kliot@lrmm.com

11.3	Announcements

None of the Parties nor their respective representatives will make any public disclosure or filing concerning the matters set forth in this Agreement or the transactions contemplated hereby without the prior consent of the other Parties (which consent cannot be unreasonably withheld), except if required under applicable Laws, as reasonably determined by counsel for the Parties, in which case the Party required to make such disclosure or filing shall consult with the other Parties about, and allow the other Parties reasonable time to comment on, such disclosure or filing in advance of such issuance, which comments shall be duly considered and, if reasonable, accepted by the Party required to make such disclosure or filing.

11.4	Third Party Beneficiaries

Vendors, Purchaser and OP intend that this Agreement shall not benefit or create any right, remedy or cause of action in, or on behalf of, any Person other than the Parties to this Agreement and no Person, other than the Parties to this Agreement shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

11.5	Expenses

Vendors, on the one hand, and Purchaser and OP, on the other hand, shall each pay for their own fees and expenses incident to the negotiation, preparation and execution of this Agreement and the agreements contemplated hereby, including, without limitation, legal and accounting fees and expenses. Except as otherwise provided in this Agreement, all fees and expenses incurred by Corporation incident to the negotiation, preparation and execution of this Agreement and the agreements contemplated hereby including, without limitation, legal and accounting fees and expenses incurred prior to Closing, shall be paid by Vendors.

11.6	Amendments

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by Vendors and Purchaser.

11.7	Waiver

No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver be binding unless executed in writing by the Party to be bound by the waiver.

No failure on the part of Vendors, on the one hand, or Purchaser and OP, on the other hand, to exercise, and no delay in exercising any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

11.8	No Presumption Against Drafter; Interpretation and Construction

(a)	Each of the Parties has jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or if a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(b)	For purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Laws shall be deemed to refer to such Laws in each case as of such date.

(c)	The words “including” and “includes” mean “including (or includes) without limitation”. “Article” and “Section” followed by a number mean and refer to the specified Article or Section of this Agreement unless otherwise indicated.

(d)	In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; if the last day of any such period is not a Business Day, such period will end on the next Business Day.

(e)	When calculating the period of time “within” which or “following” which any act or event is required or permitted to be done, notice given or steps taken, the date which is the reference date in calculating such period is to be excluded from the calculation. If the last day of any such period is not a Business Day, such period will end on the next Business Day.

(f)	Any information, item or other disclosure set forth in any section of the Disclosure Letter shall be deemed to be disclosed with respect to any other section of this Agreement (or to have been set forth in any other section of the Disclosure Letter), if the relevance of such disclosure is reasonably apparent, notwithstanding the omission of a reference or a cross-reference with respect thereto and notwithstanding any reference to a section of the Disclosure Letter in such Section of this Agreement.

(g)	It is understood and agreed that the specification of any dollar amount in the representations and warranties or covenants contained in this Agreement or the inclusion of any specific item in an Exhibit or the Disclosure Letter is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in an Exhibit or the Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in an Exhibit or the Disclosure Letter is or is not material for purposes of this Agreement.

(h)	Nothing in this Agreement or included in the Disclosure Letter shall be deemed an admission by any Party or any of its Affiliates to any third party, in any context, that such Party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract.

11.9	Entire Agreement

This Agreement constitutes the entire agreement among the Parties with respect to the transactions contemplated in this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, including, without limitation, the binding provisions of the LOI, except as contemplated in Section 5.5.

11.10	Successors and Assigns

This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors, heirs, administrators and permitted assigns.

11.11	Assignment

Neither Purchaser or OP shall have the right to assign or transfer this Agreement or any rights granted to it under this Agreement.

11.12	Time of the Essence

Time is of the essence in this Agreement.

11.13	Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect, without amendment.

11.14	Governing Law

This Agreement shall be governed by and interpreted, construed and enforced in accordance with the Laws of the Province of Quebec and the federal Laws of Canada applicable therein, without regard to conflict of laws principles. Each of the Parties irrevocably attorns and submits to the exclusive jurisdiction of the courts of the Province of Quebec in the judicial district of Montréal in any action or proceeding arising out of, or relating to, this Agreement. Each of the Parties waives objection to the venue of any action or proceeding in such court or any argument that such court provides an inconvenient forum.

11.15	Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by facsimile or other electronic means) and all such signed counterparts taken together shall be deemed to constitute one and the same instrument. A facsimile or PDF signature page shall be deemed an original.

11.16	Language

The Parties hereto acknowledge that they have requested this Agreement and all related documents to be drawn up in the English language. Les parties aux présentes reconnaissent qu'elles ont exigé que la présente convention et tout document s'y rattachant soient rédigés en anglais.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above mentioned.

/s/ Ariel Dujovne
ARIEL DUJOVNE

/s/ Ariel Dujovne
ARIEL DUJOVNE, in his capacity as trustee of FIDUCIE PEGA

/s/ Marie Carmen Velasco
MARIE CARMEN VELASCO, in her capacity as trustee of FIDUCIE PEGA

1411179 CANADA INC.

/s/ Ariel Dujovne
Per:	Ariel Dujovne

/s/ Enrique Garcia Belenguer
ENRIQUE GARCIA BELENGUER

/s/ Enrique Garcia Belenguer
ENRIQUE GARCIA BELENGUER, in his capacity as trustee of Fiducie familiale egb

[Signature Page 1/2 of Sale and Purchase Agreement]

/s/ David Pacciolla
DAVID PACCIOLLA, in his capacity as trustee of Fiducie familiale egb

/s/ Fady Rayes
FADY RAYES

/s/ Fady Rayes
FADY RAYES, in his capacity as trustee of Fiducie fady rAyes

/s/ Omaima Fayed
OMAIMA FAYED, in her capacity as trustee of Fiducie fady rAyes

/s/ James Edward Orsak
James Edward Orsak

ORTHOPEDIATRICS CANADA ULC, Purchaser

Per:	/s/ David Bailey
David Bailey,
President and Chief Executive Officer

Orthopediatrics Corp., Solidary Co-Debtor

Per:	/s/ David Bailey
David Bailey,
President and Chief Executive Officer

[Signature Page 2/2 of Sale and Purchase Agreement]

EXHIBITS TO

SALE AND PURCHASE AGREEMENT

Exhibit A – Trial balance mapping

Exhibit B – Sample calculation of the Closing Consideration

Exhibit C – Sample calculation of the manner in which the Closing Consideration is to be allocated among Vendors

Exhibit D – OrthoPediatrics Stock

Exhibit E – Sample calculation of the allocation of the Estimated Cash Payment among Vendors

Exhibit F – Form of employment agreements (Fady and Enrique)

Exhibit G – Form of employment agreement (James)

Exhibit H – Form of restricted share ownership agreement

Exhibit I – Form of restricted stock unit award agreement

Exhibit J – Amounts of restricted stock unit awards

Exhibit K – Form of Escrow Agreement

Except for Exhibit H, the Exhibits to this Exhibit 2.1 have been intentionally omitted pursuant to Section 601(a)(5) of Securities and Exchange Commission Regulation S-K.

Exhibit H

RESTRICTED SHARE OWNERSHIP AGREEMENT

THIS AGREEMENT is made effective as of ___________, 2022 between OrthoPediatrics Corp., a corporation existing under the laws of the State of Delaware in the United States (the “Company”) and [SHAREHOLDER NAME] (the “Restricted Shareholder”).

RECITALS:

A.	In connection with an issuance by the Company of [●] of its Common Shares to the Restricted Shareholder (the “Shares”) on or about the date hereof pursuant to that certain Sale and Purchase Agreement, dated June ___, 2022 to which both the Company and the Restricted Shareholder are inter alia parties (the “Sale and Purchase Agreement”), the Company has required the Restricted Shareholder, as a condition to being issued the Shares, to enter into this Restricted Share Ownership Agreement (this “Agreement”).

B.	This Agreement gives the Company an option to repurchase some or all of the Shares upon the occurrence of certain events.

C.	The Restricted Stockholder is an employee of Pega Medical Inc. (“Pega”), a subsidiary of the Company and is a party to an employment agreement with Pega dated the date hereof, as same may be amended, restated or replaced from time to time (the “Employment Agreement”).

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	SHARES SUBJECT TO REPURCHASE

1.1.	General. Shares that become unrestricted in accordance with this Section 1 are referred to in this Agreement as “Unrestricted Shares”. Shares that are not Unrestricted Shares as provided in this Section 1 are referred to in this Agreement as “Restricted Shares”. Lifting of the restrictions on the Shares occurs over time, conditional on the Restricted Shareholder’s continuous service over that time as an employee of Pega, the Company or one or more of its other subsidiaries (a “Service Provider”). As of the date of this Agreement (the “Commencement Date”), none of the Shares are Unrestricted Shares.

1.2.	Projected Schedule. Subject to Section 1.3, so long as the Restricted Shareholder remains a Service Provider, the Shares will all become Unrestricted Shares on the third (3rd) anniversary of the Commencement Date.

1.3.	Accelerated Lapse. The Shares will all immediately become Unrestricted Shares at the date the Restricted Shareholder ceases to remain a Service Provider prior to the third (3rd) anniversary of the Commencement Date in the following circumstances: (i) Restricted Shareholder’s death or “Disability” (as defined in the Employment Agreement), (ii) Restricted Shareholder’s termination by Pega, the Company (or any other subsidiary) without “Cause” (as such term is defined in the Employment Agreement); (iii) Restricted Shareholder’s resignation from Pega, the Company (or any other subsidiary) for “Good Reason” (as such term is defined in the Employment Agreement); or (iv) a Change in Control (as such term is defined in the Company 2017 Incentive Award Plan) or similar event in respect of Pega. In the event that the Restricted Stockholder is not bound by any written employment agreement with Pega or the Company, the term “Cause” shall mean (i) an act or omission by the Restricted Shareholder that constitutes deliberate or willful misconduct, a breach of fiduciary trust for the purpose of gaining a personal profit, or a violation of any law, rule or regulation; (ii) an act or omission by the Restricted Shareholder that materially and adversely affects the best interests of the Company or any affiliate; (iii) an act or omission by the Restricted Shareholder that, under the circumstances, would make it unreasonable to expect the Company to continue to employ or engage the Restricted Shareholder, including without limitation, (x) the commission of any crime (other than minor vehicular violations), (y) the commission or attempted commission of any act of fraud, embezzlement, neglect or negligence in the performance of the Restricted Shareholder’s duties or (iv) any act of malfeasance, substance abuse, sexual harassment, discrimination, or moral turpitude that, in the Restricted Shareholder’s reasonable judgment, reflects adversely on the reputation of the Company or its subsidiaries; (v) Restricted Shareholder’s willful and continued failure to substantially perform Restricted Shareholder’s duties if such failure continues for a period of thirty (30) calendar days after the Company delivers to Restricted Shareholder a written demand for substantial performance, specifically identifying in such written demand the manner in which Restricted Shareholder has not substantially performed Restricted Shareholder’s duties. The foregoing definition shall not in any way preclude or restrict the right of the Company (or any subsidiary) to discharge or dismiss Restricted Shareholder or any other person in the service of the Company (or any subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this Agreement to constitute grounds for termination for Cause.

1.4.	Rights as a Shareholder. Except as set forth in this Agreement, unless and until the Restricted Shares are repurchased by the Company as described in this Agreement, the Restricted Shareholder will have all rights as a shareholder of the Company in respect of the Restricted Shares, including, without limitation, the right to vote, the right to receive dividends and the right to participate in a liquidation, dissolution or winding-up of the Company, on the same basis as other holders of shares of the same class or series as the Shares.

2.	REPURCHASE OPTION OVER RESTRICTED SHARES.

2.1.	Option. The Restricted Shareholder hereby grants to the Company an irrevocable option to repurchase all of the Restricted Shares (or, in the discretion of the Company, any portion thereof) if the Restricted Shareholder ceases to be a Service Provider for any reason specifically enumerated in Section 3 on or prior to the third (3rd) anniversary of the Commencement Date (the “Share Repurchase Option”).

2.2.	Repurchase Price. The purchase price (the “Repurchase Price”) for any Restricted Shares repurchased pursuant to the Company’s Share Repurchase Option will be equal to 10/100ths of a United States Dollar (USD$0.10) per Restricted Share, subject to proportionate adjustment in the event of an equity restructuring event, including, but not limited to, a stock split, share dividend or reverse stock split, spin-off or rights offering which impacts the number or kind of outstanding Common Shares (or other equity) of the Company or results in a change in per share par value of the Common Shares (or other equity) of the Company.

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3.	CEASING TO BE A SERVICE PROVIDER.

3.1.	Cessation of Service. The Restricted Shareholder will cease being a Service Provider on any of the following events:

(a)	the termination of the Restricted Shareholder’s employment with Pega, the Company (or any other subsidiary) for “Cause” (as defined in the Employment Agreement); or

(b)	the resignation by the Restricted Shareholder of his employment with Pega, the Company (or any other subsidiary), voluntarily and without Good Reason (as defined in the Employment Agreement).

The date of termination will be the date that notice of termination is delivered by Pega, the Company (or any other subsidiary) to the Restricted Shareholder (without regard to any statutory, contractual or common law period of notice of termination) or the date that the Restricted Shareholder advises Pega, the Company (or any other subsidiary) that he is voluntarily resigning without Good Reason.

3.2.	Changes in Capacity. The Restricted Shareholder will not be deemed to have ceased being a Service Provider merely because of a change in the capacity in which the Restricted Shareholder renders service to Pega, the Company or a subsidiary of the Company, or a change in the entity within the Company’s control for which such Restricted Shareholder renders such service, provided that there is no interruption or termination of service relationship. For example, a change in status from an employee of Pega or the Company to an officer of another subsidiary of the Company will not constitute ceasing to be a Service Provider. The foregoing changes in capacity will not prejudice or preclude the Restricted Shareholder from exercising his rights under the Employment Agreement, which could give rise to rights under Section 1.3(iii) hereof. For the avoidance of doubt, no cessation of service shall occur if the Restricted Shareholder ceases to be an employee of Pega, the Company (or any other subsidiary) but simultaneously commences or continues to perform services to any such entity as an advisor, independent contractor or consultant.

3.3.	Authorized Leave. A leave will not constitute ceasing being a Service Provider in the following circumstances:

(a)	the Restricted Shareholder is entitled to such leave under employment laws applicable to the Restricted Shareholder’s engagement as a Service Provider (e.g. pregnancy leave, parental leave) and the leave does not exceed the entitlements under applicable law;

(b)	the leave is authorized by Pega, the Company (or any other subsidiary); or

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(c)	the leave is authorized by a board resolution of Pega.

In the case of a leave described in Section 3.3(c), the board of the Company may, in its sole discretion, extend the three (3) year restricted period to reflect any periods of interruption in the Restricted Shareholder’s continuous service as a Service Provider.

4.	EXERCISE MECHANICS.

4.1.	Notice Period. Upon becoming exercisable, the Company will have 90 days to exercise a Share Repurchase Option by delivery of a written notice to the Restricted Shareholder (the “Repurchase Option Notice”).

4.2.	Assignment of the Share Repurchase Option. The Company may assign all or any part of the Share Repurchase Option to any other company controlled by or under common control with the Company (an “Assignee”). The Company will specify any Assignee in the Repurchase Option Notice delivered to the Restricted Shareholder.

4.3.	Payment of the Repurchase Price. If a Share Repurchase Option is exercised, the Company and/or the Assignee (as applicable) will deliver payment of the Repurchase Price to the Restricted Shareholder, by delivering to the Restricted Shareholder the amount of the Repurchase Price by certified cheque, wire transfer or other immediately available funds.

By delivery of payment of the Repurchase Price by any of the methods noted above, the Shares subject to the Repurchase Option Notice will be deemed to have been conclusively repurchased by the Company or the Assignee (as applicable) and the Restricted Shareholder will, at the request of the Company, undertake all steps to effect the transfer of such Shares.

4.4.	Rights upon Exercise. In the event that a Share Repurchase Option is exercised, the sole right and remedy of the Restricted Shareholder thereafter will be to receive the Repurchase Price, and in no case will the Restricted Shareholder have any claim of ownership as to any of the Shares being purchased as a result of the exercise of a Share Repurchase Option.

4.5.	Power of Attorney. The Restricted Shareholder hereby irrevocably appoints the Chief Executive Officer of the Company (or, if no such officer is appointed, the most senior officer of the Company) as its true and lawful attorney-in-fact, with full power of substitution solely for the purpose of taking all steps and execute and deliver any and all share transfers, stock powers or other agreements, documents or other instruments reasonably necessary to give effect to the repurchase of Shares contemplated pursuant to this Agreement. In the event the Chief Executive Officer of the Company resigns or is terminated following the date of this Agreement, the Restricted Shareholder appoints the replacement Chief Executive Officer (or, if no such officer is appointed, the most senior officer of the Company) as its true and lawful attorney on the same terms set forth above, and agrees to take all action necessary to confirm the appointment of such officer. The power of attorney granted by the Restricted Shareholder pursuant to this Section 4.5 is coupled with an interest and is given to secure the performance of the Restricted Shareholder’s obligations and duties under this Agreement, and such power of attorney will be irrevocable by the Restricted Shareholder. The power of attorney contemplated herein is not intended to be a continuing power of attorney or similar power of attorney within the meaning of and governed by applicable substitute decision, living will or estate planning legislation in any of the provinces or territories of Canada. The execution of this power of attorney will not terminate any power of attorney granted previously by the Restricted Shareholder and this power of attorney is not terminated by the execution by the Restricted Shareholder in the future of a power of attorney, and the Restricted Shareholder will not take any action that results in the termination of this power of attorney while any Shares remain subject to the Share Repurchase Option.

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5.	RESTRICTIONS ON SHARE TRANSFERS.

5.1.	Consent Required to Transfer. Other than as required under this Agreement, the Restricted Shareholder will not sell, transfer, pledge, encumber or otherwise dispose of the Restricted Shares or any beneficial interest in the Restricted Shares (whether by operation of law or otherwise) without the consent of the Company, which consent may be withheld in the Company’s sole and absolute discretion, and complying with the terms of this Agreement.

5.2.	Permitted Transfers. Notwithstanding the foregoing, the Restricted Shareholder may, on notice to the Company, transfer all or any part of the Unrestricted Shares beneficially owned by him to any other person if such transfer is effected pursuant to the Restricted Shareholder’s will or the laws of intestate succession, provided any such transferee agrees to become subject to all of the obligations of the Restricted Shareholder and agrees to be bound by all of the provisions of this Agreement, as if the proposed transferee was an original signatory hereto, by executing an adoption agreement in such form as of the Company may require, together with such other agreements, documents, undertakings and other instruments as the Company may require.

6.	REPRESENTATIONS AND WARRANTIES OF THE RESTRICTED SHAREHOLDER.

The Restricted Shareholder represents and warrants to the Company as follows:

6.1.	No Conflict. The Restricted Shareholder is not a party to, bound or affected by or subject to any (a) agreement, or (b) law that would be violated, breached by, or under which any default has or would occur as a result of the Restricted Shareholder’s execution, delivery and performance of this Agreement and grant of the Share Repurchase Option to the Company.

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6.2.	Authorization. The Restricted Shareholder has all necessary power, authority and capacity to enter into this Agreement and to carry out his obligations under this Agreement. This Agreement has been duly executed and delivered on the part of the Restricted Shareholder. This Agreement constitutes a valid and binding obligation of the Restricted Shareholder enforceable against the Restricted Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other similar laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court. The Company has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. This Agreement has been duly executed and delivered on the part of the Company. This Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other similar laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

7.	TERMINATION OF AGREEMENT.

This Agreement will terminate and all Shares held by the Restricted Shareholder will be released from the repurchase option set forth in Section 2 upon the earlier of: (a) the date on which all of the Shares have become Unrestricted Shares in accordance with Section 1.2; (b) the date on which all Shares become Unrestricted Shares in accordance with Section 1.3; or (c) the date all Restricted Shares have been repurchased by the Company hereunder.

8.	GENERAL PROVISIONS

8.1.	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter herein and supersede all prior understandings, agreements, negotiations and discussions, whether oral or written. There are no covenants, promises, representations, warranties, terms, conditions, undertakings, understandings or other agreements, oral or written, express, implied or collateral, between the parties in connection with the subject matter of this Agreement other than as expressly set forth or referred to in this Agreement, any document required to be delivered pursuant to this Agreement or in the Sale and Purchase Agreement.

8.2.	Notices. Any notice, consent or approval required or permitted to be given in connection with this Agreement (a “Notice”) will be in writing and will be sufficiently given if delivered in person or by courier or transmitted by electronic mail to the address for the party set forth the signature page hereto and will be deemed to have been given and received: (a) if delivered or transmitted on a business day before 5:00 p.m. (Eastern time), on the day it is delivered or transmitted; or (b) otherwise, on the next business day following delivery or transmittal. Any party may change its address for notice by giving notice to the other party in accordance with this Section 8.2.

8.3.	Invalidity. If any of the provisions of this Agreement becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions will not be affected or impaired.

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8.4.	Amendment. No provision of this Agreement will be deemed waived, amended or modified by any party unless such waiver, amendment or modification is in writing, has been approved by the Company and the Restricted Shareholder.

8.5.	Enurement. This Agreement will enure to the benefit of and be binding upon the parties and their respective heirs, attorneys, guardians, estate trustees, executors, trustees, successors (including any successor by reason of amalgamation of the Company) and permitted assigns.

8.6.	Adjustment for Share Split. All references to the number of Shares, the Repurchase Price and the issuance price of the Shares in this Agreement will be adjusted to reflect any equity restructuring event, including but not limited to, a share split, share dividend, reverse share split, spin-off or rights offering which impacts the number or kind of outstanding Common Shares (or other equity) of the Company or results in a change in per share par value of the Common Shares (or other equity) of the Company.

8.7.	Further Assurances. The parties will, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to complete the transactions contemplated by this Agreement, and each party will provide such further documents or instruments required by the other party as may reasonably be necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

8.8.	Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Indiana in the United States and any actions, proceedings, claims or disputes regarding it will be resolved by the courts in such jurisdiction.

8.9.	Execution and Delivery. This Agreement (and the other documents to be delivered by the parties hereunder) may be signed electronically, including through DocuSign and similar electronic signature applications. Delivery of a printed counterpart (whether or not the counterpart was signed electronically) and electronic delivery (including by email transmission or transmission over an electronic signature platform) of an executed counterpart of this Agreement are each as valid, enforceable and binding as if the signatures were upon the same instrument and delivered in person.

8.10.	Acknowledgments of the Restricted Shareholder. The Restricted Shareholder acknowledges and agrees that:

(a)	No Right to Continued Engagement. The transactions contemplated in this Agreement and the schedule for release of the Shares from the Share Repurchase Option set forth in this Agreement do not constitute an express or implied promise of continued engagement as a Service Provider during such three (3) year restricted period, or for any period at all, and will not interfere with the Restricted Shareholder’s right or Pega’s right to terminate the Service Provider relationship at any time, with or without cause or notice, but subject to the provisions of the Employment Agreement.

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(b)	Independent Legal Advice. The Restricted Shareholder (i) has read this Agreement, (ii) understands the terms and conditions contained in this Agreement and (iii) has had the opportunity to seek, and was not prevented or discouraged by the Company from seeking, any independent legal advice which the Restricted Shareholder considered necessary before the execution and delivery of this Agreement. If the Restricted Shareholder has signed this Agreement without the benefit of independent legal advice, the Restricted Shareholder (A) did so voluntarily without undue pressure, (B) has waived the right to receive such advice and (C) is estopped from raising any claim on the basis of not having obtained such advice.

8.11.	Language. The parties confirm that it is their wish that this Agreement be drawn up in English only. Les parties aux présentes confirment leur volonté que cette Entente soit rédigée en anglais seulement.

[Signature pages follow]

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IN WITNESS WHEREOF the parties have duly executed this Restricted Share Ownership Agreement as of the date first written above.

By the Company:

OrthoPediatrics Corp.

By:
Name:
Title:

Address for Notice:

Email:

[Signature Page to Restricted Share Ownership Agreement]

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By the Restricted Shareholder:

Name:

Address for Notice:

Email:

[Signature Page to Restricted Share Ownership Agreement]

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